EXHIBIT 99.1

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Cash America International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, equity, and cash flows present fairly, in all material respects, the financial position of Cash America International, Inc. and its subsidiaries (the “Company”) at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Report of Management on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2012 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

February 28, 2013 except for Note 26,

which is dated November 12, 2013

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$63,134	$62,542
Pawn loans	244,640	253,519
Consumer loans, net	289,418	222,778
Merchandise held for disposition, net	167,409	161,884
Pawn loan fees and service charges receivable	48,991	48,003
Prepaid expenses and other assets	35,605	31,301
Deferred tax assets	48,992	35,065
Total current assets	898,189	815,092
Property and equipment, net	261,771	246,429
Goodwill	608,216	562,721
Intangible assets, net	36,473	34,771
Other assets	13,609	15,236
Total assets	$1,818,258	$1,674,249

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$126,664	$113,113
Customer deposits	11,420	9,935
Income taxes currently payable	5,922	12,880
Current portion of long-term debt	43,617	34,273
Total current liabilities	187,623	170,201
Deferred tax liabilities	101,711	89,712
Noncurrent income tax payable	2,703	2,315
Other liabilities	888	1,413
Long-term debt	534,713	503,018
Total liabilities	$827,638	$766,659

Equity:
Cash America International, Inc. equity:
Common stock, $0.10 par value per share, 80,000,000 shares authorized, 30,235,164 shares issued and outstanding	3,024	3,024
Additional paid-in capital	157,613	167,683
Retained earnings	879,434	776,060
Accumulated other comprehensive income (loss)	3,128	(6,896)
Treasury shares, at cost (1,351,712 shares and 1,011,356 shares at December 31, 2012 and 2011, respectively)	(51,304)	(37,419)
Total Cash America International, Inc. shareholders’ equity	991,895	902,452
Noncontrolling interest	(1,275)	5,138
Total equity	990,620	907,590
Total liabilities and equity	$1,818,258	$1,674,249

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue
Pawn loan fees and service charges	$300,929	$282,197	$243,713
Proceeds from disposition of merchandise	703,767	688,884	588,190
Consumer loan fees	781,520	598,646	490,952
Other	14,214	13,337	14,195
Total Revenue	1,800,430	1,583,064	1,337,050
Cost of Revenue
Disposed merchandise	478,179	447,617	382,467
Consumer loan loss provision	316,294	225,688	182,394
Total Cost of Revenue	794,473	673,305	564,861
Net Revenue	1,005,957	909,759	772,189
Expenses
Operations and administration	714,614	611,268	521,134
Depreciation and amortization	75,428	54,149	43,923
Total Expenses	790,042	665,417	565,057
Income from Operations	215,915	244,342	207,132
Interest expense	(29,131)	(25,528)	(22,345)
Interest income	144	81	325
Foreign currency transaction loss	(313)	(1,265)	(463)
Equity in loss of unconsolidated subsidiary	(295)	(104)	(136)
Income before Income Taxes	186,320	217,526	184,513
Provision for income taxes	84,656	82,360	69,269
Net Income	101,664	135,166	115,244
Net loss attributable to the noncontrolling interest	5,806	797	294
Net Income Attributable to Cash America International, Inc.	$107,470	$135,963	$115,538
Earnings Per Share:
Net Income attributable to Cash America International, Inc. common shareholders:
Basic	$3.64	$4.59	$3.90
Diluted	$3.42	$4.25	$3.67
Weighted average common shares outstanding:
Basic	29,514	29,602	29,640
Diluted	31,452	31,991	31,521
Dividends declared per common share	$0.14	$0.14	$0.14

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$101,664	$135,166	$115,244
Other comprehensive gain (loss), net of tax:
Unrealized derivatives gain (loss)(a)	12	98	(97)
Foreign currency translation gain (loss)(b)	9,064	(12,679)	5,372
Marketable securities unrealized gain (loss)(c)	1,060	496	(1,302)
Total other comprehensive gain (loss), net of tax	10,136	(12,085)	3,973
Comprehensive income	$111,800	$123,081	$119,217
Net loss attributable to the noncontrolling interest	5,806	797	294
Foreign currency translation (gain) loss attributable to the noncontrolling interest	(112)	392	(357)
Comprehensive loss (income) attributable to the noncontrolling interest	5,694	1,189	(63)
Comprehensive income attributable to Cash America International, Inc.	$117,494	$124,270	$119,154

(a)	Net of tax benefit (provision) of $(6), $(53) and $52 for the years ended December 31, 2012, 2011 and 2010.
(b)	Net of tax benefit (provision) of $(1,426), $626 and $219 for the years ended December 31, 2012, 2011 and 2010.
(c)	Net of tax benefit (provision) of $(570), $(266) and $700 for the years ended December 31, 2012, 2011 and 2010.

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(dollars in thousands, except per share data)

	Common Stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury shares, at cost		Total share- holders’ equity	Non- controlling interest	Total Equity
	Shares	Amount				Shares	Amount
Balance at January 1, 2010	30,235,164	$3,024	$166,761	$532,805	$1,181	(933,082)	$(26,836)	$676,935	$6,264	$683,199
Reissuance of treasury shares			(699)			366,097	11,553	10,854		10,854
Shares issued under stock-based plans			(6,469)			289,921	8,482	2,013		2,013
Stock-based compensation expense			3,815					3,815		3,815
Income tax benefit from stock-based compensation			2,250					2,250		2,250
Net income attributable to Cash America International, Inc.				115,538				115,538		115,538
Dividends paid				(4,135)				(4,135)		(4,135)
Unrealized derivatives loss, net of tax					(97)			(97)		(97)
Foreign currency translation gain, net of tax					5,015			5,015	357	5,372
Marketable securities unrealized loss, net of tax					(1,302)			(1,302)		(1,302)
Purchases of treasury shares						(408,251)	(14,482)	(14,482)		(14,482)
Loss attributable to noncontrolling interests								-	(294)	(294)
Balance at December 31, 2010	30,235,164	3,024	165,658	644,208	4,797	(685,315)	(21,283)	796,404	6,327	802,731
Shares issued under stock-based plans			(3,949)			131,382	4,352	403		403
Stock-based compensation expense			4,934					4,934		4,934
Income tax benefit from stock based compensation			1,040					1,040		1,040
Net income attributable to Cash America International, Inc.				135,963				135,963		135,963
Dividends paid				(4,111)				(4,111)		(4,111)
Unrealized derivatives gain, net of tax					98			98		98
Foreign currency translation loss, net of tax					(12,287)			(12,287)	(392)	(12,679)
Marketable securities unrealized gain, net of tax					496			496		496
Purchases of treasury shares						(457,423)	(20,488)	(20,488)		(20,488)
Loss attributable to noncontrolling interests								-	(797)	(797)
Balance at December 31, 2011	30,235,164	3,024	167,683	776,060	(6,896)	(1,011,356)	(37,419)	902,452	5,138	907,590
Shares issued under stock-based plans			(9,847)			307,070	11,631	1,784		1,784
Stock-based compensation expense			4,804					4,804		4,804
Income tax benefit from stock-based compensation			2,638					2,638		2,638
Net income attributable to Cash America International, Inc.				107,470				107,470		107,470
Dividends paid				(4,096)				(4,096)		(4,096)
Unrealized derivatives gain, net of tax					12			12		12
Foreign currency translation gain, net of tax					8,952			8,952	112	9,064
Marketable securities unrealized gain, net of tax					1,060			1,060		1,060
Purchases of treasury shares						(647,426)	(25,516)	(25,516)		(25,516)
Loss attributable to noncontrolling interests								-	(5,806)	(5,806)
Purchase of noncontrolling interest			(7,665)					(7,665)	(719)	(8,384)
Balance at December 31, 2012	30,235,164	$3,024	$157,613	$879,434	$3,128	(1,351,712)	$(51,304)	$991,895	$(1,275)	$990,620

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2012		2011		2010
Cash Flows from Operating Activities
Net Income	$101,664	$	135,166	$	115,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	75,428		54,149		43,923
Amortization of debt discount and issuance costs	3,811		3,566		3,340
Consumer loan loss provision	316,294		225,688		182,394
Stock-based compensation	4,804		4,934		3,815
Deferred income taxes, net	(3,521)		25,563		8,842
Excess income tax benefit from stock-based compensation	(2,638)		(1,040)		(2,250)
Other	8,601		2,884		718
Changes in operating assets and liabilities, net of assets acquired:
Merchandise other than forfeited	10,229		(7,150)		(1,869)
Pawn loan fees and service charges receivable	1,312		(5,707)		(2,120)
Finance and service charges on consumer loans	(8,218)		(9,426)		(3,590)
Prepaid expenses and other assets	(284)		2,337		4,146
Accounts payable and accrued expenses	14,038		9,916		11,569
Current income taxes	(3,886)		12,310		(5,415)
Other operating assets and liabilities	647		814		413
Net cash provided by operating activities	518,281		454,004		359,160
Cash Flows from Investing Activities
Pawn loans made	(760,925)		(779,668)		(644,683)
Pawn loans repaid	426,583		408,105		340,267
Principal recovered through dispositions of forfeited pawn loans	336,791		316,651		291,163
Consumer loans made or purchased	(1,912,962)		(1,621,836)		(1,591,467)
Consumer loans repaid	1,537,930		1,324,807		1,374,445
Acquisitions, net of cash acquired	(78,217)		(49,539)		(82,263)
Purchases of property and equipment	(79,399)		(75,049)		(59,697)
Proceeds from sale of assets	5,471		-		-
Investment in equity securities	(1,000)		(5,000)		(5,652)
Other investing activities	(926)		(515)		822
Net cash used in investing activities	(526,654)		(482,044)		(377,065)
Cash Flows from Financing Activities
Net borrowings under bank lines of credit	20,172		65,814		25,362
Issuance of long-term debt	52,000		50,000		25,000
Net proceeds from re-issuance of treasury shares	1,784		403		2,013
Loan costs paid	(440)		(2,902)		(293)
Payments on notes payable	(34,272)		(38,113)		(25,493)
Excess income tax benefit from stock-based compensation	2,638		1,040		2,250
Treasury shares purchased	(25,133)		(20,488)		(14,482)
Dividends paid	(4,096)		(4,111)		(4,135)
Purchase of noncontrolling interest	(5,625)		-		-
Net cash provided by financing activities	7,028		51,643		10,222
Effect of exchange rates on cash	1,937		615		3
Net increase (decrease) in cash and cash equivalents	592		24,218		(7,680)
Cash and cash equivalents at beginning of year	62,542		38,324		46,004
Cash and cash equivalents at end of period	$63,134		62,542		38,324

See notes to consolidated financial statements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of the Company

Cash America International, Inc. and its subsidiaries (collectively, the “Company”) provides specialty financial services to individuals through retail services locations and e-commerce activities.

The Company offers secured non-recourse loans, commonly referred to as pawn loans. Pawn loans are short-term loans (generally 30 to 90 days) made on the pledge of tangible personal property. Pawn loan fees and service charges revenue is generated from the Company’s pawn loan portfolio. A related activity of the pawn lending operations is the disposition of collateral from unredeemed pawn loans and the liquidation of a smaller volume of merchandise purchased directly from customers or from third parties.

The Company originates, guarantees or purchases consumer loans (collectively referred to as “consumer loans” throughout this discussion). Consumer loans provide customers with cash, typically in exchange for an obligation to repay the amount advanced plus fees and any applicable interest. Consumer loans include short-term loans (commonly referred to as payday loans), line of credit accounts and installment loans.

Short-term loans include unsecured short-term loans written by the Company or by a third-party lender through the Company’s credit services organization programs (“CSO programs” as further described below) that the Company guarantees. Line of credit accounts include draws made through the Company’s line of credit product, and, in 2010, included micro line of credit (“MLOC”) receivables, which are participation interests in receivables acquired from a third-party lender in connection with MLOC services the Company offered. Installment loans are longer-term multi-payment loans that generally require the pay-down of portions of the outstanding principal balance in multiple installments and include unsecured loans and auto equity loans, which are secured by a customer’s vehicle, that are written by the Company or by a third-party lender through the Company’s CSO programs that the Company guarantees. The Company offers consumer loans over the Internet under the names “CashNetUSA” and “NetCredit” in the United States, under the names “QuickQuid” and “Pounds to Pocket” in the United Kingdom and under the name “DollarsDirect” in Australia and Canada. The Company also offers a line of credit product, which is similar to the MLOC product for which the Company previously provided services, under the name “Debit Plus” in Mexico.

Through the Company’s CSO programs the Company provides services related to a third-party lender’s consumer loan products in some markets by acting as a credit services organization or credit access business on behalf of consumers in accordance with applicable state laws. Services offered under the CSO programs include credit-related services such as arranging loans with independent third-party lenders and assisting in the preparation of loan applications and loan documents (“CSO loans”). Under the CSO programs, the Company guarantees consumer loan payment obligations to the third-party lender in the event that the customer defaults on the loan. CSO loans are not included in the Company’s financial statements, but the Company has established a liability for the estimated losses in support of the guarantee on these loans in its consolidated balance sheets.

In addition, the Company provides check cashing and other ancillary services through many of its retail services locations and through its franchised check cashing centers. The ancillary services provided mainly include money orders, wire transfers, prepaid debit cards, tax filing services and auto insurance. Most of these ancillary services are provided through third-party vendors.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include all of the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Prior to 2012, the Company had a contractual relationship with a third-party entity, Huminal, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Huminal”), to compensate and maintain the labor force of its Mexico-based pawn operations that formerly operated under the name “Prenda Fácil” (“Prenda Fácil”). Prenda Fácil was owned by Creazione Estilo, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Creazione”). On January 1, 2012, the labor force of the Mexico pawn operations was transferred from Huminal to a wholly-owned subsidiary of Creazione. However, Prenda Fácil qualifies as the primary beneficiary of Huminal in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Therefore, the results and balances of Huminal are consolidated and allocated to net income attributable to noncontrolling interests. In January 2013, the Company’s remaining Mexico-based pawn operations were sold by Creazione to another wholly-owned subsidiary, CA Empeños Mexico, S. de R.L. de C.V., and began operating exclusively under the name “Cash America case de empeño.” In connection with the reorganization of the Company’s Mexico-based pawn lending operations during 2012 (the “Mexico Reorganization”), the Company intends to liquidate the remaining assets of Creazione, which are insignificant, in 2013. See Note 4 for additional discussion.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the first quarter of 2012, the Company changed its accounting policy with respect to its foreign pawn operations to reflect pledged collateral underlying delinquent pawn loans as “Merchandise held for disposition, net,” the proceeds received from the disposition of this collateral as “Proceeds from disposition of merchandise” and the cost basis for this collateral as “Cost of disposed merchandise” in its consolidated financial statements. The Company believes this change, from one generally accepted accounting principle to another generally accepted accounting principle, is preferable because it enhances comparability of its financial statements by reporting financial results associated with its foreign pawn operations in the same manner as the financial results associated with its domestic pawn operations. The Company did not change its accounting policy with respect to its domestic pawn operations, and the change in the Company’s accounting policy with respect to its foreign pawn operations had no impact on the Company’s consolidated Net Revenue or Net Income previously reported. The change has been applied retrospectively. The following tables summarize the impact of the accounting change in the Company’s consolidated financial statements as of December 31, 2011 and for the years ended December 31, 2011 and 2010, respectively (dollars in thousands):

	Year Ended December 31, 2011		Year Ended December 31, 2010
	As previously reported	As Adjusted	As previously reported	As Adjusted
Consolidated Statements of Income
Pawn loan fees and service charges	$291,891	$282,197	$253,314	$243,713
Proceeds from disposition of merchandise	636,728	688,884	534,878	588,190
Total revenue	1,540,602	1,583,064	1,293,339	1,337,050
Disposed merchandise	405,155	447,617	338,756	382,467
Total cost of revenue	630,843	673,305	521,150	564,861
Net revenue	909,759	909,759	772,189	772,189

Consolidated Statement of Cash Flows
Merchandise other than forfeited	$(7,238)	$(7,150)	$(6,914)	$(1,869)
Prepaid expenses and other assets	(2,723)	2,337	1,337	4,146
Net cash provided by operating activities	448,856	454,004	351,306	359,160
Pawn loans repaid	453,350	408,105	391,440	340,267
Principal recovered through dispositions of forfeited pawn loans	275,547	316,651	248,850	291,163
Net cash used in investing activities	(477,903)	(482,044)	(368,205)	(377,065)

Consolidated Statement of Cash Flows–Supplemental Disclosures
Pawn loans forfeited and transferred to merchandise held for disposition	$299,693	$334,869	$245,872	$297,045

	As of December 31, 2011
	As previously reported	As Adjusted
Consolidated Balance Sheet
Merchandise held for disposition, net	$151,274	$161,884
Prepaid expenses and other assets	41,911	31,301

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition on pawn loan fees and service charges, allowance for losses on consumer loans, goodwill, long-lived and intangible assets, income taxes, contingencies and litigation. Management bases its estimates on historical experience,

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

empirical data and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

Foreign Currency Translations

The functional currencies for the Company’s subsidiaries that serve residents of the United Kingdom, Australia, Canada and Mexico are the British pound, the Australian dollar, the Canadian dollar and the Mexican peso, respectively. The assets and liabilities of these subsidiaries are translated into U.S. dollars at the exchange rates in effect at each balance sheet date, and the resulting adjustments are recorded in “Accumulated other comprehensive income (loss)” as a separate component of equity. Revenue and expenses are translated at the monthly average exchange rates occurring during each period.

Cash and Cash Equivalents

The Company considers cash on hand in operating locations, deposits in banks and short-term marketable securities with original maturities of 90 days or less as cash and cash equivalents.

Pawn Loans, Pawn Loan Fees and Service Charges

Revenue Recognition

Pawn loan fees and service charges revenue are accrued ratably over the term of the loan for the portion of those pawn loans deemed collectible.

Pawn Loans and Pawn Loan Fees and Service Charges Receivable

Pawn loans are short-term loans made on the pledge of tangible personal property. The maximum pawn loan amount is generally assessed as a percentage of the personal property’s estimated disposition value. The typical loan term is generally 30 to 90 days and, in many cases, an additional grace period (typically 10 to 60 days) may be available to the borrower. A pawn loan is considered delinquent if the customer does not repay or, where allowed by law, renew or extend the loan on or prior to its contractual maturity date plus any applicable grace period. Pawn loan fees and service charges do not accrue on delinquent pawn loans. When a pawn loan is considered delinquent, any accrued pawn loan fees and service charges are reversed and no additional pawn loan fees and service charges are accrued. Pawn loans written during each calendar month are aggregated and tracked for performance. This empirical data allows the Company to analyze the characteristics of its outstanding pawn loan portfolio and assess the collectability of the principal balance in addition to pawn loan fees and service charges.

Consumer Loans and Allowance and Liability for Estimated Losses on Consumer Loans

Revenue Recognition

The Company recognizes consumer loan fees for each of the loan products it offers. “Consumer loan fees” in the consolidated statements of income include: interest income, finance charges, CSO fees, service charges, draw fees, minimum fees, late fees, nonsufficient funds fees and any other fees or charges permitted by applicable laws and pursuant to the agreement with the borrower. For short-term loans that the Company writes, revenue is recognized on an effective yield basis over the term of the loan, and fees are recognized when assessed to the customer. CSO fees, which are fees for services provided through the CSO programs, are recognized on an effective yield basis over the term of the loan. For line of credit accounts, interest is recognized on an effective yield basis over the term of the loan, and fees are recognized when assessed to the customer. For installment loans, revenue is recognized on an effective yield basis over the term of the loan and fees are recognized when assessed to the customer. Unpaid and accrued interest and fees are included in “Consumer loans, net” in the consolidated balance sheets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Current and Delinquent Consumer Loans

The Company classifies its consumer loans as either current or delinquent. Short-term loans are considered delinquent when payment of an amount due is not made as of the due date. If a line of credit account or installment loan customer misses one payment, that payment is considered delinquent. If a line of credit account or installment loan customer does not make two consecutive payments, the entire account or loan is classified as delinquent. The Company allows for normal payment processing time before considering a loan delinquent but does not provide for any additional grace period.

Where permitted by law, a customer may choose to renew a short-term loan contract or extend the due date on a short-term loan before it is considered delinquent by agreeing to pay the current finance charge for the right to make a later payment of the outstanding principal balance plus an additional finance charge. In addition, in some instances, customers agree to repay a new short-term loan in two or three payments, and in these cases the Company considers the obligation to make the first payment a new loan and the obligation to make the second and third payments renewals or extensions of that loan because the customer pays the finance charge due at the time of each payment, similar to a loan that has been renewed or extended. All references to renewals include both renewals and extensions made by customers to their existing short-term loans. If a short-term loan is renewed, but the customer fails to pay that loan’s current finance charge as of the due date, the unpaid finance charge is classified as delinquent.

The Company generally does not accrue interest on delinquent consumer loans and does not resume accrual of interest unless a loan is returned to current status. Delinquent consumer loans may not be renewed, and if, during its attempt to collect on a delinquent consumer loan, the Company allows additional time for payment through a payment plan or a promise to pay, it is still considered delinquent. All payments received are first applied against accrued but unpaid interest and fees and then against the principal balance of the loan.

Allowance and Liability for Estimated Losses on Consumer Loans

The Company monitors the performance of its consumer loan portfolio and maintains either an allowance or liability for estimated losses on consumer loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the portfolio. The allowance for losses on the Company’s owned consumer loans reduces the outstanding loan balance in the consolidated balance sheets. The liability for estimated losses related to loans guaranteed under the CSO programs, which approximates the fair value of the liability, is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

In determining the allowance or liability for estimated losses on consumer loans, the Company applies a documented systematic methodology. In calculating the allowance or liability for loan losses, outstanding loans are divided into discrete groups of short-term loans, line of credit accounts and installment loans and are analyzed as current or delinquent. Increases in either the allowance or the liability, net of charge-offs and recoveries, are recorded as a “Consumer loan loss provision” in the consolidated statements of income. The allowance or liability for short-term loans classified as current is based on historical loss rates adjusted for recent default trends for current loans. During the fourth quarter of 2012, in order to better reflect portfolio trends, management revised the estimation process for evaluating the adequacy of the allowance and liability for estimated losses on consumer loans. This change is described below and did not have a material impact on the financial statements.

For delinquent short-term loans, the allowance or liability is based on a six-month rolling average of loss rates by stage of collection. For line of credit and installment loan portfolios, the Company generally uses a migration analysis to estimate losses inherent in the portfolio. The allowance or liability calculation under the migration analysis is based on historical charge-off experience and the loss emergence period, which represents the average amount of time between the first occurrence of a loss event to the charge-off of a loan. The factors the Company considers to assess the adequacy of the allowance or liability include past due performance, historical behavior of monthly vintages, underwriting changes and recent trends in delinquency in the migration analysis.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company fully reserves and generally charges off consumer loans once the loan or a portion of the loan has been classified as delinquent for 60 consecutive days. If a loan is deemed uncollectible before it is fully reserved, it is charged off at that point. Consumer loans classified as delinquent generally have an age of one to 59 days from the date any portion of the loan became delinquent, as defined above. Recoveries on loans previously charged to the allowance are credited to the allowance when collected.

Merchandise Held for Disposition, Proceeds from Disposition of Merchandise and Cost of Disposed Merchandise

Proceeds From and Cost of Disposed Merchandise

Upon the sale of merchandise, the Company realizes gross profit, which is the difference between the Company’s cost basis in the loan or the amount paid for purchased merchandise, both of which are recorded as cost of sales, and the amount of proceeds from the sale. The cost of disposed merchandise is computed on the specific identification basis. Interim customer payments for layaway sales are recorded as customer deposits and subsequently recognized as revenue during the period in which the final payment is received.

Merchandise Held for Disposition

Merchandise held for disposition consists primarily of forfeited collateral from pawn loans not repaid and merchandise that is purchased directly from customers or from third parties. The carrying value of the forfeited collateral and other merchandise held for disposition is stated at the lower of cost (which is the cost basis in the loan or the amount paid for purchased merchandise) or fair value. With respect to the Company’s foreign pawn operations, collateral underlying unredeemed pawn loans is not owned by the Company; however, the Company assumes the risk of loss on such collateral and is solely responsible for its care and disposition. Accordingly, the Company classifies these domestic and foreign assets as “Merchandise held for disposition, net” in the consolidated balance sheets. The Company provides an allowance for returns and an allowance for valuation based on management’s evaluation of the current trends in performance, characteristics of the merchandise and historical shrinkage rates. Because the Company’s pawn loans are made without recourse to the borrower, the Company does not investigate or rely upon the borrower’s creditworthiness, but instead bases its lending decision on an evaluation of the pledged personal property. The amount financed is typically based on a percentage of the pledged personal property’s estimated disposition value. The Company uses numerous sources in determining an item’s estimated disposition value, including the Company’s automated product valuation system as well as catalogs, “blue books,” newspapers, internet research and previous disposition experience. The Company performs a physical count of its merchandise in each location on multiple occasions on a cyclical basis and reviews the composition of inventory by category and age in order to assess the adequacy of the allowance.

The allowance deducted from the carrying value of merchandise held for disposition amounted to $0.9 million and $0.7 million at December 31, 2012 and 2011, respectively. The Company offers customers a 30-day satisfaction guarantee, whereby the customer can return merchandise and receive a full refund, a replacement item of comparable value or store credit. Based on management’s analysis of historical refund trends, the Company provided a return allowance of $0.3 million as of December 31, 2012 and 2011.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is recorded at cost. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the consolidated statements of income. Costs associated with repair and maintenance activities are expensed as incurred. Depreciation expense is generally provided on a straight-line basis, using the following estimated useful lives:

Buildings and building improvements(a)	7 to 40 years
Leasehold improvements(b)	2 to 10 years
Furniture, fixtures and equipment	3 to 7 years
Computer hardware and software	1 to 10 years

(a)	Structural components are depreciated over 30 to 40 years, and the remaining building systems and features are depreciated over 7 to 20 years.
(b)	Leasehold improvements are depreciated over the terms of the lease agreements with a maximum life of 10 years.

Software Development Costs

The Company applies ASC 350-40, Internal Use Software (“ASC 350-40”), to its software purchase and development activities. Under ASC 350-40, eligible internal and external costs incurred for the development of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which currently ranges from two to five years, except the Company’s proprietary point-of-sale system, which is being amortized over 10 years.

Goodwill and Other Indefinite Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. In accordance with ASC 350-20-35, Goodwill – Subsequent Measurement, the Company tests goodwill and intangible assets with an indefinite life for potential impairment annually as of June 30 and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

The Company uses the income approach to complete its annual goodwill assessment. The income approach uses future cash flows and estimated terminal values for each of the Company’s reporting units that are discounted using a market participant perspective to determine the fair value of each reporting unit, which is then compared to the carrying value of that reporting unit to determine if there is impairment. The income approach includes assumptions about revenue growth rates, operating margins and terminal growth rates discounted by an estimated weighted-average cost of capital derived from other publicly-traded companies that are similar but not identical from an operational and economic standpoint. The Company completed its annual assessment of goodwill as of June 30, 2012 and determined that the fair value is significantly in excess of carrying value, and, as a result, no impairment existed at that date. See “Impairment Testing Related to the Mexico Reorganization” in Note 4 for a discussion of the goodwill assessment completed in September 2012 as a result of the Mexico Reorganization.

All of the amounts of goodwill recorded in connection with the Company’s acquisitions, except for the acquisition of Prenda Fácil, are expected to be deductible for tax purposes.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Assets Other Than Goodwill and Other Intangible Assets

An evaluation of the recoverability of property and equipment and intangible assets subject to amortization is performed whenever the facts and circumstances indicate that the carrying value may be impaired. An impairment loss is recognized if the future undiscounted cash flows associated with the asset and the estimated fair value of the asset are less than the asset’s corresponding carrying value. The amount of the impairment loss, if any, is the excess of the asset’s carrying value over its estimated fair value. See “Impairment Testing Related to the Mexico Reorganization” in Note 4 for a discussion of the goodwill assessment completed in September 2012 as a result of the Mexico Reorganization.

The Company amortizes intangible assets subject to amortization on the basis of their expected periods of benefit, generally three to ten years. The costs of start-up activities and organization costs are charged to expense as incurred.

Hedging and Derivatives Activity

As a policy, the Company does not hold, issue or trade derivative instruments for speculative purposes. The Company does periodically use derivative financial instruments, such as interest rate cap agreements and foreign currency forward contracts for hedging purposes. Prior to 2012, the Company used interest rate cap agreements for the purpose of managing interest rate exposures that exist from ongoing business operations. During the year ended December 31, 2009, the Company entered into an interest rate cap agreement that was determined to be a perfectly effective cash flow hedge, pursuant to ASC 815-20-25, Derivatives and Hedging—Recognition (“ASC 815-20-25”), at inception and on an ongoing basis. The fair value of this interest rate cap agreement was recognized in “Other assets” in the accompanying consolidated balance sheets and changes in fair value were recognized in “Accumulated other comprehensive income (loss)” in the accompanying consolidated statements of equity. This interest rate cap agreement terminated in March 2012. The Company uses foreign currency forward contracts to minimize the effects of foreign currency risk in the United Kingdom, Australia and, prior to 2012, in Mexico. See Note 18. The Company may periodically enter into forward sale contracts with a major gold bullion bank to sell refined gold that is acquired in the normal course of business from the Company’s liquidation of forfeited gold merchandise. These contracts are not accounted for as derivatives because they meet the criteria for the normal purchases and normal sales scope exception in ASC 815-20-25.

Equity Securities

The Company accounts for its marketable and non-marketable equity securities in accordance with ASC 323-10, Investments—Equity Method and Joint Ventures and ASC 325-20, Investments—Other—Cost Method Investments, respectively. The Company’s marketable securities, except for marketable securities related to the Company’s Nonqualified Savings Plan, which are described below, are classified as available-for-sale and unrecognized gains and losses, net of tax, are recorded in “Accumulated other comprehensive income (loss)” in the consolidated statements of equity. The Company’s non-marketable equity securities are recorded on a cost basis. The Company evaluates marketable and non-marketable equity securities for impairment on a quarterly basis. If an impairment of an equity security is determined to be other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary-impairment is identified. Marketable and non-marketable equity securities are held in “Other assets” in the consolidated balance sheets.

The Company also holds marketable securities related to its Nonqualified Savings Plan. See Note 16 for a description of the Nonqualified Savings Plan. The securities are classified as trading securities and the unrealized gains and losses on these securities are netted with the costs of the plans in “Operations and administration expenses” on the consolidated statements of income. These marketable securities are recorded at fair value and have an offsetting liability of equal amount. The Nonqualified Savings Plan assets are held in “Other Assets” and the offsetting liability is held in “Accounts payable and accrued expenses” in the Company’s consolidated balance sheets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Subsidiaries

The Company records investments in unconsolidated subsidiaries initially at cost and subsequently adjusts them for equity in earnings and cash contributions and distributions. Earnings on unconsolidated investments are recorded under the equity method of accounting in “Equity in loss (income) of unconsolidated subsidiary” in the consolidated statements of income. Investments in unconsolidated subsidiaries are held in “Other assets” in the consolidated balance sheets.

Operations and Administration Expenses

Operations expenses include expenses incurred for occupancy, marketing and other charges that are directly related to the retail services and e-commerce segments. Operations expenses are incurred within the retail services locations and the Company’s call centers for customer service and collections. In addition, costs related to management supervision, oversight of locations and other costs for the oversight of the Company’s retail services locations are included in operations expenses. Administration expenses include expenses related to corporate service functions, such as legal, occupancy, executive oversight, insurance and risk management, public and government relations, internal audit, treasury, payroll, compliance and licensing, finance, accounting, tax and information systems.

Marketing Expenses

Marketing expenses consist of online marketing costs, such as sponsored search and advertising on social networking sites, and other marketing costs such as television, radio and print advertising. In addition, marketing expense includes lead purchase costs paid to marketers in exchange for providing leads to potential customers interested in using the Company’s services. Online marketing and lead purchase costs are expensed as incurred. The production costs associated with other marketing are expensed as incurred. Other marketing costs are expensed over the media campaign period. The Company also has an agreement with an independent third party pursuant to which it pays a portion of the net revenue received from the customers referred to the Company by such third party. These expenses are included in “Operations and administration expenses” in the consolidated statements of income.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans in accordance with ASC 718-10-30, Compensation—Stock Compensation (“ASC 718-10-30”). In accordance with ASC 718-10-30, the Company recognizes compensation expense over the remaining vesting periods for stock-based awards. For performance-based stock awards, compensation expense is originally based on the number of shares that would vest if the Company achieved the level of performance that management estimates is the most probable outcome at the grant date. Throughout the requisite service period, management monitors the probability of achievement of the performance condition and adjusts stock-based compensation expense if necessary.

Income Taxes

The provision for income taxes is based on income before income taxes as reported for financial statement purposes. Deferred income taxes are provided for in accordance with the assets and liability method of accounting for income taxes in order to recognize the tax effects of temporary differences between financial statement and income tax accounting.

The Company performs an evaluation of the recoverability of its deferred tax assets on a quarterly basis. The Company establishes a valuation allowance if it is more likely than not (greater than 50 percent) that all or some portion of the deferred tax asset will not be realized. The Company analyzes several factors, including the nature and frequency of operating losses, the Company’s carry-forward period for any losses, the reversal of future taxable temporary differences, the expected occurrence of future income or loss and the feasibility of available tax planning strategies to protect against the loss of deferred tax assets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for uncertainty in income taxes in accordance with ASC 740-10-25, Accounting for Uncertainty in Income Taxes (“ASC 740-10-25”). ASC 740-10-25 requires that a more-likely-than-not threshold be met before the benefit of a tax position may be recognized in the consolidated financial statements and prescribes how such benefit should be measured. It also provides guidance on recognition adjustment, classification, accrual of interest and penalties, accounting in interim periods, disclosure and transition. See Note 14.

It is the Company’s policy to classify interest and penalties on income tax liabilities as interest expense and operations and administration expense, respectively.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is calculated by giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares during the year. Restricted stock units issued under the Company’s stock-based employee compensation plans are included in diluted shares upon the granting of the awards even though the vesting of shares will occur over time. Performance-based awards are included in diluted shares based on the level of performance that management estimates is the most probable outcome at the grant date. Throughout the requisite service period, management monitors the probability of achievement of the performance condition and, if material, adjusts the number of shares included in diluted shares accordingly.

The following table sets forth the reconciliation of numerators and denominators of basic and diluted earnings per share computations for the years ended December 31, 2012, 2011 and 2010 (dollars and shares in thousands, except per share amounts):

	For the year ended December 31,
	2012	2011	2010
Numerator:
Net income attributable to Cash America International, Inc.	$107,470	$135,963	$115,538
Denominator:
Total weighted average basic shares (a)	29,514	29,602	29,640
Shares applicable to stock-based compensation(b)	174	251	548
Convertible debt(c)	1,764	2,138	1,333
Total weighted average diluted shares (d)	31,452	31,991	31,521

Net income – basic	$3.64	$4.59	$3.90
Net income – diluted	$3.42	$4.25	$3.67

(a)

Includes vested restricted stock units of 287, 231 and 191, as well as shares in the Company’s nonqualified deferred compensation plan of 31, 32 and 33 for the years ended December 31, 2012, 2011 and 2010, respectively.

(b)

For the years ended December 31, 2012, 2011 and 2010, includes shares related to outstanding option awards that are exercisable and unvested or deferred restricted stock unit awards. Although there were no stock option awards outstanding as of December 31, 2012, the dilutive effect of stock-based compensation is based on weighted amount of outstanding awards during the year; therefore, a portion of the stock option awards outstanding during 2012 are included in this amount. For the year ended December 31, 2011, there is an immaterial amount of unvested or deferred restricted stock units that are excluded from shares applicable to stock-based compensation because its impact would be anti-dilutive.

(c)

The shares issuable with respect to the Company’s 2009 Convertible Notes due 2029 have been calculated using the treasury stock method. The Company intends to settle the principal portion of the convertible debt in cash; therefore, only the shares related to the conversion spread have been included in weighted average diluted shares.

(d)	Except as described in footnote (b), there are no anti-dilutive shares.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). This update is intended to simplify goodwill impairment testing by adding an optional qualitative review step to assess whether the required quantitative impairment analysis that exists under generally accepted accounting principles in the United States (“GAAP”) is necessary. Under ASU 2011-08, a company will not be required to calculate the fair value of a reporting unit that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not (a likelihood of more than 50 percent) that the fair value of that reporting unit is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current GAAP must be completed. If not, goodwill is deemed not impaired and no further testing is required until the next annual test date, unless conditions or events before that date raise concerns of potential impairment. The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The Company adopted ASU 2011-08 on January 1, 2012 and exercised its option to bypass the qualitative assessment and utilized only a quantitative assessment in its annual goodwill assessment, which was completed in June 2012, and its additional goodwill assessment completed in September 2012. See Notes 4 and 22. The adoption of ASU 2011-08 did not have a material effect on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), which enhances comparability between entities that report under GAAP and those that report under International Financial Reporting Standards (“IFRS”). ASU 2011-05 requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for the Company’s interim and annual periods beginning after December 15, 2011 and must be applied retrospectively. In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 effectively defers only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The Company adopted ASU 2011-05 and ASU 2011-12 on January 1, 2012 and the adoption did not have a material effect on its financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“ASU 2011-04”), which amends ASC 820, Fair Value Measurement (“ASC 820”). ASU 2011-04 provides a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 is effective for the Company prospectively for interim and annual periods beginning after December 15, 2011. The Company adopted ASU 2011-04 on January 1, 2012 and the adoption did not have a material effect on its financial position or results of operations.

Recently Issued Accounting Pronouncements

In July 2012, the FASB issued Accounting Standards Update (“ASU”) 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). ASU 2012-02 provides companies with the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not (a likelihood of more than 50 percent) that the indefinite-lived intangible asset is impaired. If a company concludes that it is more likely than not that the asset is impaired, it is required to determine the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value in accordance with ASC 350, Intangibles—Goodwill and Other. If a company concludes otherwise, no further quantitative assessment is required. ASU 2012-02 is effective for annual and interim

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

impairment tests performed for fiscal years beginning after September 15, 2012, although early adoption is permitted. The Company intends to adopt ASU 2012-02 beginning with its annual indefinite-lived intangible asset impairment test during the second quarter of 2013. The Company does not expect the adoption to have a material effect on its financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities (Topic 210) (“ASU 2011-11”). ASU 2011-11 requires a company to provide enhanced disclosures about financial instruments and derivative instruments that are either presented net in the statement of financial position or are subject to an enforceable master netting or similar arrangement. ASU 2011-11 is effective for annual and interim reporting periods beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2011-11 to have a material effect on its financial position or results of operations.

3.    Acquisitions

The Company’s acquisitions for the years ended December 31, 2012, 2011 and 2010 are described below. The Company has made all acquisitions pursuant to its business strategy of expanding storefront operations for its pawn business in the United States and Latin America and expanding its product offerings in its e-commerce segment. Goodwill arising from these acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the Company and these acquisitions in the retail services and e-commerce segments.

Acquisition of Nine-Store Chain of Pawn Lending Locations in Arizona

On October 8, 2012, the Company’s wholly-owned subsidiary, Cash America, Inc. of Nevada, entered into an agreement to acquire substantially all of the assets of a nine-store chain of pawn lending locations in Arizona owned by Ca$h Corporation, Pawn Corp #1, Inc., Pawncorp #2, Inc. and Pawncorp #4, Inc. The aggregate cash consideration paid in 2012 for this transaction, which was funded with borrowings under the Company’s line of credit, was approximately $15.4 million. The closing for the transaction occurred on October 25, 2012. The Company incurred an immaterial amount of acquisition costs related to the acquisition. The activities and goodwill related to this acquisition are included in the results of the Company’s retail services segment, which is further described in Note 21.

The allocation of the purchase price for this acquisition is as follows (dollars in thousands):

Pawn loans	$3,887
Merchandise held for disposition	712
Pawn loan fees and service charges receivable	509
Property and equipment	200
Goodwill	7,662
Intangible assets	2,500
Other assets	103
Customer deposits	(14)
Net assets acquired	$15,559
Cash consideration payable as of acquisition date	(128)
Total cash paid for acquisition as of acquisition date	$15,431

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of 25-Store Chain of Pawn Lending Locations in Kentucky, North Carolina and Tennessee

On September 27, 2012, the Company and three of its wholly-owned subsidiaries, Cash America, Inc. of Tennessee, Cash America, Inc. of North Carolina and Cash America, Inc. of Kentucky, entered into an agreement to acquire substantially all of the assets of a 25-store chain of pawn lending locations located in Kentucky, North Carolina, and Tennessee owned by Standon, Inc., Casa Credit, Inc., Classic Credit, Inc. and Falcon Credit, Inc. As of that date, the Company assumed the economic benefits of all of these pawnshops by operating them under management agreements that commenced on September 27, 2012, and the final agreement terminated on December 16, 2012. The aggregate cash consideration for the transaction, which was funded with borrowings under the Company’s line of credit, was approximately $55.1 million, of which $52.0 million was paid in September 2012. The remaining $3.1 million of consideration was paid during the fourth quarter of 2012. The Company incurred an immaterial amount of acquisition costs related to the acquisition. The activities and goodwill related to this acquisition are included in the results of the Company’s retail services segment.

The allocation of the purchase price for this acquisition is as follows (dollars in thousands):

Pawn loans	$7,057
Merchandise held for disposition	7,534
Pawn loan fees and service charges receivable	1,506
Property and equipment	631
Goodwill	31,521
Intangible assets	8,000
Customer deposits	(1,158)
Total consideration paid for acquisition	$55,091

Pawn Partners Acquisition

The Company’s wholly-owned subsidiary, Cash America, Inc. of Nevada, entered into an agreement to acquire substantially all of the assets of Pawn Partners, Inc., Pawn Partners—Tucson, Inc., Pawn Partners—Tucson II, Inc., Pawn Partners—Tucson 3, Inc., Pawn Partners—Tucson 4, Inc. and Pawn Partners—Yuma, Inc. (collectively, “Pawn Partners”) on November 22, 2011 (the “Pawn Partners acquisition “), the final closing for which was to occur following receipt of all applicable licensing and regulatory approvals; however, the Company assumed the economic benefits of these pawnshops by operating them under a management arrangement that commenced on November 30, 2011. Pawn Partners operated a seven-store chain of pawn lending locations as franchised Cash America locations under the name “SuperPawn.” The seven locations are located in Tucson, Flagstaff and Yuma, Arizona. The Company obtained all regulatory licenses in the first quarter of 2012 and terminated the management arrangement. Prior to the acquisition, these locations were operated as franchised Cash America locations under the name “SuperPawn.” The Company paid aggregate consideration of $53.6 million, of which $49.3 million was paid during 2011, with the remaining $4.3 million paid in 2012, which was related to the receipt of the regulatory licenses described above. The Company incurred acquisition costs of $0.1 million related to the acquisition. The activities and goodwill related to this acquisition are included in the results of the Company’s retail services segment.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase price of the Pawn Partners acquisition was allocated as follows (dollars in thousands):

Pawn loans	$10,657
Merchandise held for disposition	5,485
Pawn loan fees and service charges receivable	1,424
Property and equipment	70
Goodwill	26,679
Intangible assets	9,570
Other liabilities	(99)
Customer deposits	(225)
Net assets acquired	$53,561
Cash consideration payable	(4,300)
Total cash paid for acquisition as of December 31, 2011	$49,261
Cash paid in 2012 upon receipt of regulatory licenses	4,300
Total consideration paid for acquisition	$53,561

Maxit

The Company’s wholly-owned subsidiary, Cash America, Inc. of Nevada, completed the purchase of substantially all of the assets (the “Maxit acquisition”) of Maxit Financial, LLC (“Maxit”) on October 4, 2010. Maxit owned and operated a 39-store chain of pawn lending locations in Washington and Arizona under the names “Maxit” and “Pawn X-Change.” Per the terms of the Asset Purchase Agreement, the acquisition consideration consisted of a cash payment of approximately $58.2 million, which was funded with borrowings under the Company’s line of credit, and 366,097 shares of the Company’s common stock, with a fair value of $10.9 million as of the closing date. In addition, the Company incurred acquisition costs of $1.5 million related to the acquisition, which were included in “Operations and administration expenses” in the consolidated statements of income. The activities and goodwill of Maxit are included in the results of the Company’s retail services segment.

The purchase price of Maxit was allocated as follows (dollars in thousands):

Pawn loans	$20,714
Merchandise acquired	6,217
Pawn loan fees and service charges receivable	2,268
Property and equipment	7,578
Goodwill	26,246
Intangible assets	7,500
Other assets	80
Other liabilities	(1,426)
Customer deposits	(149)
Total consideration paid for acquisition, net of cash acquired	$69,028
Restricted stock paid for acquisition	(10,854)
Total cash paid for acquisition, net of cash acquired	$58,174

Prenda Fácil

The Company, through its wholly-owned subsidiary, Cash America of Mexico, Inc., completed the acquisition of 80% of the outstanding stock of Creazione, which operated retail services locations in Mexico under the name “Prenda Fácil,” in December 2008. The Company paid an aggregate initial consideration of $90.5 million, net of cash acquired, of which $82.6 million was paid in cash, including acquisition costs of approximately $3.6 million. The remainder of the initial consideration was paid in the form of 391,236 shares of the Company’s common stock with a fair value of $7.9 million as of the closing date. The Company also agreed to pay a supplemental earn-out payment in

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an amount based on a five times multiple of the consolidated earnings of Prenda Fácil’s business as specifically defined in the Stock Purchase Agreement (generally earnings before interest, income taxes, depreciation and amortization expenses denominated in its local currency) for the twelve-month period ending June 30, 2011, reduced by amounts previously paid. The calculation of the supplemental payment produced an amount that was zero; therefore, no supplemental payment was required or made pursuant to the terms of the Stock Purchase Agreement. The Company paid post-closing acquisition costs of $0.3 million, resulting in a total of $82.9 million paid in cash for the acquisition, net of cash acquired. The activities of Prenda Fácil (now known as Cash America casa de empeño) are included in the results of the Company’s retail services segment.

See Note 4 for further discussion of the Company’s Mexico-based pawn operations, including the Mexico Reorganization and the Company’s purchase of the remaining 20% of the outstanding stock of Creazione during 2012.

Debit Plus, LLC (formerly known as Primary Innovations, LLC)

On July 23, 2008, the Company, through its wholly-owned subsidiary, Primary Cash Holdings, LLC (now known as “Debit Plus, LLC,” or “Debit Plus”), purchased substantially all the assets of Primary Business Services, Inc., Primary Finance, Inc., Primary Processing, Inc. and Primary Members Insurance Services, Inc. (collectively, “PBSI”). PBSI, among other things, provided loan processing services for, and participated in receivables associated with, a bank-issued MLOC made available on certain stored-value debit cards issued by banks. The purchase price consisted of approximately $5.6 million in cash, of which approximately $4.9 million was used to repay a loan made to PBSI prior to the acquisition, and transaction costs of approximately $0.3 million.

The Company also agreed to pay up to eight supplemental earn-out payments during the four-year period after the closing, with measurement dates of December 31 and June 30 of each year. Supplemental payments of approximately $23.9 million were paid in cash in 2009 and 2010. The final measurement date was June 30, 2012, and the total consideration paid, including all supplemental payments, for Debit Plus was $24.9 million. All of the supplemental payments associated with the earn-out were accounted for as goodwill, which reflects the expected future benefits to be realized through expansion of the PBSI platform to expand the customer base and product offering.

The activities of Debit Plus are included in the results of the Company’s e-commerce segment, which is further described in Note 21.

Other

In addition to the acquisitions discussed above, the Company acquired three, one and five domestic retail services locations for $3.2 million, $0.3 million and $2.9 million during the years ended December 31, 2012, 2011 and 2010, respectively.

In addition to the acquisitions noted above, the Company’s e-commerce segment also acquired approximately $0.2 million of intangible assets during the year ended December 31, 2012.

4.    Reorganization of Mexico-based Pawn Operations and Purchase of Noncontrolling Interest

On September 24, 2012, the Company’s Board of Directors approved a plan to significantly modify the business plan and strategy of the Company’s Mexico-based pawn operations, which comprise the foreign component of its retail services segment. The Company reorganized these operations to include only full-service pawn locations that offer pawn loans based on the pledge of general merchandise and jewelry-based collateral and discontinued the operations of 148 of its Mexico-based pawn locations that primarily offered pawn loans based on the pledge of jewelry-based collateral. The Mexico Reorganization was substantially completed as of December 31, 2012. As of December 31, 2012, the Company was operating 47 full-service pawn locations in Mexico. The Mexico Reorganization reflects management’s decision to modify its strategy in Mexico to achieve profitability in its Mexico-based pawn operations and to evaluate the potential to expand its services to customers in Latin American markets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Mexico Reorganization, the Company incurred charges for employee termination costs, lease termination costs, asset impairments, loss on sale of assets, the recognition of a deferred tax asset valuation allowance, uncollectible receivables and other charges. The Company recognized $28.9 million of charges related to the Mexico Reorganization during the year ended December 31, 2012.

The following table summarizes the charges recognized for the year ended December 31, 2012 related to the Mexico Reorganization (dollars in thousands):

Type of expense	Description	Amount
Depreciation and amortization expenses	Impairment and losses on property and equipment	$7,478
Provision for income taxes	Deferred tax asset valuation allowance	7,161
Depreciation and amortization expenses	Impairment of intangible assets	5,086
Operations and administration expenses	Employee termination costs	2,424
Operations and administration expenses	Inventory shrinkage and loss on sale of assets	2,395
Operations and administration expenses	Lease termination costs	1,628
Operations and administration expenses	Impairment of other assets	1,211
Operations and administration expenses	Other restructuring charges	798
Revenue	Uncollectible receivables	692
Total charges related to the Mexico Reorganization		$28,873

The following table summarizes the balance of accrued reorganization charges related to the Mexico Reorganization and the changes in the accrued expenses as of and for the year ended December 31, 2012 (dollars in thousands):

	For the year ended December 31, 2012
	Charges	Cash Payments	Foreign currency changes	Non-cash charges	Accrued balance as of December 31, 2012
Employee termination costs	$2,424	$(2,427)	$3	$-	$-
Lease termination costs	1,628	(597)	7	(929)	109
Total	$4,052	$(3,024)	$10	$(929)	$109

The accrued reorganization charges are included in “Accounts payable and accrued liabilities” in the Company’s consolidated balance sheets and in “Operations and administration expenses” in the consolidated statements of income.

Prior to September 26, 2012, the Company owned 80% of the outstanding stock of Creazione, which owned the Company’s Mexico-based pawn operations. On September 26, 2012, the Company acquired all outstanding shares of Creazione that were held by minority shareholders (approximately 20% of the outstanding shares), and, as a result, Creazione became a wholly-owned subsidiary of the Company as of that date. The Company paid approximately $5.6 million in cash and released the minority shareholders from certain contingent obligations estimated at approximately $2.8 million. The Company accounted for this transaction as an acquisition of the remaining interest of a majority-owned subsidiary. The purchase resulted in a reduction to additional paid in capital of $7.7 million, representing the excess of the cash amount paid and the released contingent obligations (totaling $8.4 million) less the carrying amount of the noncontrolling interest of $0.7 million. In January 2013, the Company’s remaining Mexico-based pawn operations were sold by Creazione to another wholly-owned subsidiary, CA Empeños Mexico, S. de R.L. de C.V., and began operating exclusively under the name “Cash America casa de empeño.” In connection with the Mexico Reorganization, the Company intends to liquidate the remaining assets of Creazione, which are insignificant, in 2013. Following this transaction, the Company’s noncontrolling interest consists of Huminal. See Note 2.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment Testing Related to the Mexico Reorganization

The Mexico Reorganization was considered a triggering event for purposes of impairment testing of the retail services segment. As a result, the Company tested goodwill, indefinite-lived intangible assets, other intangible assets and long-lived assets for impairment following the approval of the Mexico Reorganization as described below.

The Company tested goodwill for the retail services segment following the approval of the Mexico Reorganization and noted no impairment. The Company also tested indefinite-lived intangible assets and other intangible assets following the approval of the Mexico Reorganization. As a result, during the year ended December 31, 2012, the Company recognized impairment charges of $5.1 million related to indefinite-lived intangible assets and other intangible assets, which is included in “Depreciation and amortization expense” in the consolidated statements of income. The Company also tested property and equipment following the approval of the Mexico Reorganization. As a result, during the year ended December 31, 2012, the Company recognized impairment charges and losses on property and equipment related to its Mexico operations of $7.5 million (consisting of $6.0 million of impairment charges recognized in the third quarter of 2012 and $1.5 million of losses on disposition incurred in the fourth quarter of 2012), which is included in “Depreciation and amortization expenses” in the consolidated statements of income. The fair value measurements of intangible assets and property and equipment are considered Level 3 in the fair value hierarchy as they are based on management’s judgment about future cash flows.

5.    Credit Quality Information on Pawn Loans

The Company manages its pawn loan portfolio by monitoring the type and adequacy of collateral compared to historical gross profit margins. If a pawn loan defaults, the Company relies on the disposition of pawned property to recover the principal amount of an unpaid pawn loan, plus a yield on the investment, because the Company’s pawn loans are non-recourse against the customer. In addition, the customer’s creditworthiness does not affect the Company’s financial position or results of operations. Generally, forfeited merchandise has historically sold for an amount in excess of the cost of goods sold (which is the lower of cost, or the cost basis in the loan or amount paid for purchased merchandise, or fair value). Goods pledged to secure pawn loans are tangible personal property items such as jewelry, tools, televisions and other electronics, musical instruments and other miscellaneous items. A pawn loan is considered delinquent if the customer does not repay or, where allowed by law, renew or extend the loan on or prior to its contractual maturity date plus any applicable grace period. Pawn loan fees and service charges do not accrue on delinquent pawn loans. When a pawn loan is considered delinquent, any accrued pawn loan fees and service charges are reversed and no additional pawn loan fees and service charges are accrued. As of December 31, 2012 and 2011, the Company had current pawn loans outstanding of $235.3 million and $248.4 million, respectively, and delinquent pawn loans outstanding of $9.3 million and $5.1 million, respectively.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    Consumer Loans, Credit Quality Information on Consumer Loans and Allowances and Liability for Estimated Losses on Consumer Loans

Consumer loan fee revenue generated from the Company’s consumer loans for the years ended December 31, 2012 and 2011 was as follows (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Interest and fees on short-term loans	$569,765	$510,881	$445,220
Interest and fees on line of credit accounts	73,572	30,590	33,655	(a)
Interest and fees on installment loans	138,183	57,175	12,077
Total consumer loan revenue	$781,520	$598,646	$490,952

(a)

Includes MLOC receivables, which are participation interests in receivables acquired from a third-party lender in connection with the MLOC services the Company offered. The Company stopped providing MLOC services on behalf of a third-party lender in October 2010 when the lender discontinued offering MLOC advances.

The components of Company-owned consumer loan portfolio receivables at December 31, 2012 and 2011 was as follows (dollars in thousands):

	As of December 31, 2012
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$146,732	$36,603	$117,641	$300,976
Delinquent loans	52,565	6,097	15,483	74,145
Total consumer loans, gross	199,297	42,700	133,124	375,121
Less: Allowance for losses	(45,982)	(11,107)	(28,614)	(85,703)
Consumer loans, net	$153,315	$31,593	$104,510	$289,418

	As of December 31, 2011
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$137,672	$19,384	$59,146	$216,202
Delinquent loans	56,884	2,264	10,500	69,648
Total consumer loans, gross	194,556	21,648	69,646	285,850
Less: Allowance for losses	(46,406)	(3,723)	(12,943)	(63,072)
Consumer loans, net	$148,150	$17,925	$56,703	$222,778

The amount of loans on non-accrual status at December 31, 2012 and 2011 was $62.0 million and $58.3 million, respectively.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for losses for the Company-owned loans and the liability for estimated losses on the Company’s guarantees of third-party lender-owned loans for the years ended December 31, 2012, 2011 and 2010 were as follows (dollars in thousands):

	Year Ended December 31, 2012
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$46,406	$3,723	$12,943	$63,072
Consumer loan loss provision	202,008	34,793	79,057	315,858
Charge-offs	(241,641)	(31,399)	(69,438)	(342,478)
Recoveries	39,209	3,990	6,052	49,251
Balance at end of period	$45,982	$11,107	$28,614	$85,703
Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,617	$-	$445	$3,062
Increase in liability	317	-	119	436
Balance at end of period	$2,934	$-	$564	$3,498

	Year Ended December 31, 2011
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$32,942	$3,023	$2,988	$38,953
Consumer loan loss provision	180,791	7,825	36,848	225,464
Charge-offs	(196,643)	(7,877)	(28,201)	(232,721)
Recoveries	29,316	752	1,308	31,376
Balance at end of period	$46,406	$3,723	$12,943	$63,072
Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,610	$-	$228	$2,838
Increase in liability	7	-	217	224
Balance at end of period	$2,617	$-	$445	$3,062

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2010
	Short-term Loans	Line of Credit Accounts(a)	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$25,194	$1,636	$520	$27,350
Consumer loan loss provision	161,155	14,787	6,558	182,500
Charge-offs	(178,774)	(14,462)	(4,375)	(197,611)
Recoveries	25,367	1,062	285	26,714
Balance at end of period	$32,942	$3,023	$2,988	$38,953
Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,944	$-	$-	$2,944
(Decrease) increase in liability	(334)	-	228	(106)
Balance at end of period	$2,610	$-	$228	$2,838

(a)	Includes MLOC receivables. The Company stopped providing MLOC services in the United States on behalf of a third-party lender in October 2010 when the lender discontinued offering MLOC advances.

In connection with its CSO programs, the Company guarantees consumer loan payment obligations to unrelated third-party lenders and is required to purchase defaulted loans. The guarantee represents an obligation to purchase specific loans that go into default. Short-term loans that are guaranteed generally have terms of less than 90 days. Secured auto equity loans that are guaranteed generally have terms up to 42 months. As of December 31, 2012 and 2011, the amount of consumer loans guaranteed by the Company was $64.7 million and $59.4 million, respectively, representing amounts due under consumer loans originated by third-party lenders under the CSO programs. The estimated fair value of the liability for estimated losses on consumer loans guaranteed by the Company of $3.5 million and $3.1 million as of December 31, 2012 and 2011, respectively, is included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheets.

7.    Merchandise Held for Disposition

Merchandise held for disposition and the related allowance as of December 31, 2012 and 2011, associated with the Company’s domestic and foreign retail services operations was as follows (dollars in thousands):

	As of December 31,
	2012			2011
	Total	Allowance	Net	Total	Allowance	Net
Domestic	$162,495	$(840)	$161,655	$151,974	$(700)	$151,274
Foreign	5,765	(11)	5,754	10,610	-	10,610
Total	$168,260	$(851)	$167,409	$162,584	$(700)	$161,884

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    Prepaid Expenses and Other Assets

Prepaid expenses and other assets as of December 31, 2012 and 2011, were as follows (dollars in thousands):

	As of December 31,
	2012	2011
Nonqualified savings plan assets	$11,347	$8,264
Marketable equity securities	6,042	4,412
CSO fees receivable	6,758	5,822
Prepaid advertising	1,532	1,628
Prepaid insurance	1,329	1,045
Prepaid hardware and software maintenance	2,487	2,273
Other prepaid expenses	3,878	6,271
Other assets	2,232	1,586
Total	$35,605	$31,301

9.    Property and Equipment

Major classifications of property and equipment as of December 31, 2012 and 2011, were as follows (dollars in thousands):

	As of December 31,
	2012			2011
	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
Land	$5,335	$-	$5,335	$5,335	$-	$5,335
Buildings and leasehold improvements	230,665	(124,690)	105,975	210,337	(111,946)	98,391
Furniture, fixtures and equipment	155,118	(100,139)	54,979	135,487	(88,422)	47,065
Computer software	168,728	(73,246)	95,482	151,142	(55,504)	95,638
Total	$559,846	$(298,075)	$261,771	$502,301	$(255,872)	$246,429

The Company recognized depreciation expense of $65.9 million, $47.9 million and $39.1 million during 2012, 2011 and 2010, respectively.

10.    Goodwill and Other Intangible Assets

Goodwill is tested for impairment at least annually. See Note 2. The Mexico Reorganization was considered a triggering event for purposes of goodwill and other intangible assets impairment testing of the retail services segment. See Note 4 for further discussion of the results of impairment testing associated with the Mexico Reorganization.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

Changes in the carrying value of goodwill for the years ended December 31, 2012 and 2011 were as follows (dollars in thousands):

	Retail Services	E-Commerce	Consolidated
Balance as of January 1, 2012	$352,439	$210,282	$562,721
Acquisitions and purchase price adjustments	41,209	89	41,298
Effect of foreign currency translation	4,197	-	4,197
Balance as of December 31, 2012	$397,845	$210,371	$608,216
Balance as of January 1, 2011	$333,042	$210,282	$543,324
Acquisitions and purchase price adjustments	26,679	-	26,679
Effect of foreign currency translation	(7,282)	-	(7,282)
Balance as of December 31, 2011	$352,439	$210,282	$562,721

Acquired Intangible Assets

Acquired intangible assets that are subject to amortization as of December 31, 2012 and 2011, were as follows (dollars in thousands):

	As of December 31,
	2012			2011
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Non-competition agreements	$18,033	$(12,968)	$5,065	$21,364	$(13,537)	$7,827
Customer relationships	30,515	(14,440)	16,075	26,607	(17,297)	9,310
Trademarks	360	(259)	101	211	(199)	12
Other	586	(353)	233	576	(300)	276
Total	$49,494	$(28,020)	$21,474	$48,758	$(31,333)	$17,425

Non-competition agreements are amortized over the applicable terms of the contract from two to five years. Customer and lead provider relationships are generally amortized on a straight-line basis over three to ten years, based on the period over which economic benefits are provided. Trademarks are amortized generally over three years on a straight-line basis.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization

Amortization expense for acquired intangible assets was $9.5 million, $6.3 million and $4.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Estimated future amortization expense for the years ended December 31, is as follows (dollars in thousands):

Year	Amount
2013	$4,746
2014	3,511
2015	3,318
2016	2,976
2017	2,391

Indefinite-Lived Intangible Assets

As of December 31, 2012 and 2011, licenses of $9.7 million obtained in conjunction with acquisitions were not amortized. As of December 31, 2012 and 2011, trademarks of $5.3 million and $7.7 million, respectively, obtained in conjunction with acquisitions were not amortized. Costs to renew licenses with indefinite lives are recorded in “Operations and administration expenses” in the consolidated statements of income.

11.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, 2012 and 2011, were as follows (dollars in thousands):

	As of December 31,
	2012	2011
Trade accounts payable	$35,380	$36,710
Accrued taxes, other than income taxes	5,847	5,568
Accrued payroll and fringe benefits	40,036	40,412
Accrued interest payable	3,030	1,957
Accrual for consumer loan payments rejected for non-sufficient funds	10,134	10,224
Liability for losses on third-party lender-owned consumer loans	3,498	3,062
Ohio Reimbursements(a)	13,400	-
Other accrued liabilities	15,339	15,180
Total	$126,664	$113,113

(a)	See Note 15 for further discussion of the Ohio Reimbursements (as defined in Note 15).

12.    Marketing Expenses

Marketing expenses, excluding lead purchase costs, were $72.2 million, $41.2 million and $30.1 million, respectively, and lead purchase expense was $49.7 million, $43.2 million and $40.5 million, respectively, for the years ended December 31, 2012, 2011 and 2010. See Note 2.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    Long-Term Debt

The Company’s long-term debt instruments and balances outstanding as of December 31, 2012 and 2011 were as follows (dollars in thousands):

	Balance at December 31,
	2012	2011
Domestic and multi-currency line of credit up to $380,000 ($100,000 matures 2013, $280,000 matures 2015)	$301,011	$280,839
6.12% senior unsecured notes due 2012	-	16,667
Variable rate senior unsecured note due 2015	41,667	50,000
6.09% senior unsecured notes due 2016	28,000	35,000
7.26% senior unsecured notes due 2017	25,000	25,000
6.00% Series A senior unsecured notes due 2019	47,000	-
6.21% senior unsecured notes due 2021	20,455	22,727
6.58% Series B senior unsecured notes due 2022	5,000	-
5.25% convertible senior notes due 2029	110,197	107,058
Total debt	$578,330	$537,291
Less current portion	43,617	34,273
Total long-term debt	$534,713	$503,018

Domestic and Multi-Currency Line

On March 30, 2011, the Company entered into a new credit agreement for up to $330.0 million of credit with a group of commercial banks (the “Original Credit Agreement”). On November 29, 2011, the Company amended the Original Credit Agreement to increase the amount available by $100.0 million to $430.0 million (the “Credit Agreement”). The Credit Agreement consists of a $380.0 million line of credit, which includes the ability to borrow up to $50.0 million in specified foreign currencies or U.S. dollars (the “Domestic and Multi-currency Line”) and a $50.0 million term loan facility (the “2015 Variable Rate Notes”). The Domestic and Multi-currency Line will decrease by $100.0 million to $280.0 million on the earlier of May 29, 2013 or the second business day following the closing of an initial public offering of common stock of Enova International, Inc., a wholly-owned subsidiary of the Company (“Enova”), that results in Enova no longer being considered a majority-owned subsidiary of the Company. The Domestic and Multi-currency Line matures on March 31, 2015. Beginning March 31, 2012, the 2015 Variable Rate Notes became payable in equal quarterly principal installments of $2.1 million with any outstanding principal remaining due at maturity on March 31, 2015. Interest on the Domestic and Multi-currency Line is charged, at the Company’s option, at either the London Interbank Offered Rate (“LIBOR”) plus a margin varying from 2.00% to 3.25% or at the agent’s base rate plus a margin varying from 0.50% to 1.75%. Interest on the 2015 Variable Rate Notes is charged, at the Company’s option, at either LIBOR plus a margin of 3.50% or at the agent’s base rate plus a margin of 2.00%. The margin for the Domestic and Multi-currency Line is dependent on the Company’s cash flow leverage ratios as defined in the Credit Agreement. The Company also pays a fee on the unused portion of the Domestic and Multi-currency Line ranging from 0.25% to 0.50% (0.38% at December 31, 2012) based on the Company’s cash flow leverage ratios. The weighted average interest rate (including margin) on the Domestic and Multi-currency Line was 3.06% and 3.08% at December 31, 2012 and 2011, respectively. The weighted average interest rate (including margin) on the 2015 Variable Rate Notes was 3.75% and 3.81% at December 31, 2012 and 2011, respectively.

In conjunction with the entry into the Original Credit Agreement, the Company repaid all outstanding revolving credit loans under its $300.0 million domestic line of credit due 2012 (the “USD Line of Credit”) and its variable rate senior unsecured note due 2012 with proceeds of the Original Credit Agreement.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012, borrowings under the Company’s Domestic and Multi-currency Line consisted of three pricing tranches with maturity dates ranging from two to 31 days, and as of December 31, 2011, borrowings under the Company’s Domestic and Multi-currency Line consisted of multiple pricing tranches with maturity dates ranging from three to 31 days. However, the Company routinely refinances borrowings pursuant to the terms of its Domestic and Multi-currency Line. Therefore, these borrowings are reported as part of the applicable line of credit and as long-term debt.

In connection with the Domestic and Multi-currency Line and the 2015 Variable Rate Notes, the Company incurred approximately $2.6 million for issuance costs in 2011, which primarily consisted of underwriting fees, legal and other professional expenses. These costs are being amortized over a period of three years and are included in “Other assets” in the Company’s consolidated balance sheets.

Series A and Series B Notes

On August 28, 2012, the Company issued and sold a total of $52.0 million in long-term notes in two series, including $47.0 million aggregate principal amount of its 6.00% Series A Senior Notes due August 28, 2019 (the “Series A Notes”) and $5.0 million aggregate principal amount of its 6.58% Series B Senior Notes due August 28, 2022 (the “Series B Notes,” and together with the Series A Notes, the “Notes”). The Notes were sold in a private placement pursuant to a Note Purchase Agreement dated August 28, 2012 by and among the Company and certain purchasers listed therein. The Notes are senior unsecured obligations of the Company. The Series A Notes are payable in five annual installments of $9.4 million beginning August 28, 2015, and the Series B Notes are payable in seven annual installments of approximately $0.7 million beginning August 28, 2016. In addition, the Company may, at its option, prepay all or a minimum portion of $1.0 million of the Notes at a price equal to the principal amount thereof plus a make-whole premium and accrued interest. The Notes are guaranteed by all of the Company’s U.S. subsidiaries. The Company used a portion of the net proceeds of the offering to repay existing indebtedness, including outstanding balances under the Domestic and Multi-Currency Line, and used the remaining portion for general corporate purposes.

2009 Convertible Notes

On May 19, 2009, the Company completed the offering of $115.0 million aggregate principal amount of 5.25% Convertible Senior Notes due May 15, 2029 (the “2009 Convertible Notes”). The 2009 Convertible Notes are senior unsecured obligations of the Company. The 2009 Convertible Notes bear interest at a rate of 5.25% per year, payable semi-annually on May 15 and November 15 of each year. The 2009 Convertible Notes will be convertible, in certain circumstances, at an initial conversion rate of 39.2157 shares per $1,000 aggregate principal amount of 2009 Convertible Notes (which is equivalent to a conversion price of approximately $25.50 per share), subject to adjustment upon the occurrence of certain events, into either, at the Company’s election: (i) shares of common stock or (ii) cash up to their principal amount and shares of its common stock with respect to the remainder, if any, of the conversion value in excess of the principal amount. The Company may not redeem the 2009 Convertible Notes prior to May 14, 2014. The Company may, at its option, redeem some or all of the 2009 Convertible Notes on or after May 15, 2014 solely for cash. Holders of the 2009 Convertible Notes will have the right to require the Company to repurchase some or all of the outstanding 2009 Convertible Notes, solely for cash, on May 15, 2014, May 15, 2019 and May 15, 2024 at a price equal to 100% of the principal amount plus any accrued and unpaid interest.

As of December 31, 2012 and 2011, the carrying amount of the 2009 Convertible Notes was $110.2 million and $107.1 million, respectively, and the unamortized discount was $4.8 million and $7.9 million, respectively. The discount is being amortized to interest expense over a period of five years, through the first redemption date of May 19, 2014. The total interest expense recognized was $9.2 million, $8.9 million and $8.7 million for the years ended December 31, 2012, 2011 and 2010, respectively, of which $3.2 million, $2.9 million and $2.7 million represented the non-cash amortization of the discount, and $6.0 million, $6.0 million and $6.0 million represented the contractual interest expense for the years ended December 31, 2012, 2011 and 2010, respectively. The 2009 Convertible Notes have an effective interest rate of 8.46% at both December 31, 2012 and 2011, respectively. As of December 31, 2012, the if-converted value of the 2009 Convertible Notes exceeds the principal amount by approximately $59.7 million.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the 2009 Convertible Notes, the Company incurred approximately $3.9 million for issuance costs, which primarily consisted of underwriting fees, legal and other professional expenses. The unamortized balance of these costs as of December 31, 2012 is included in “Other assets” in the Company’s consolidated balance sheets. These costs are being amortized to interest expense over five years.

As of both December 31, 2012 and 2011, the carrying amount of the equity component recorded as additional paid-in capital was $9.4 million, net of deferred taxes and equity issuance costs.

Other

On March 30, 2011, in conjunction with the establishment of the Original Credit Agreement, the Company entered into a separate credit agreement for the issuance of $20.0 million in letters of credit (the “Letter of Credit Facility”). The Company had standby letters of credit of $17.7 million issued under the Letter of Credit Facility as of December 31, 2012.

Each of the Company’s credit agreements and senior unsecured notes require the Company to maintain certain financial ratios. As of December 31, 2012, the Company was in compliance with all covenants or other requirements set forth in its debt agreements.

As of December 31, 2012, required principal payments under the terms of the long-term debt, including the Company’s line of credit, for each of the five years after December 31, 2012 are as follows (dollars in thousands):

Year	Amount
2013	$43,617
2014	22,606
2015	328,674
2016	24,387
2017	17,387
Thereafter	141,659
$578,330

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    Income Taxes

The components of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011, were as follows (dollars in thousands):

	As of December 31,
	2012	2011
Deferred tax assets:
Deferred finish-out allowances from lessors	$760	$717
Tax over book accrual of pawn loan fees and service charges	7,915	7,578
Ohio Reimbursements(a)	4,821	-
Allowance for consumer loan losses	31,801	23,498
Deferred compensation	11,252	8,844
Net operating losses	15,468	5,746
Deferred state credits	1,206	1,306
Investment in Subsidiaries	9,338	-
Other	5,273	3,038
Total deferred tax assets	87,834	50,727

Deferred tax liabilities:
Amortization of acquired intangibles	$66,972	$56,372
Property and equipment	49,166	45,598
Convertible debt	897	2,180
Other	1,672	1,224
Total deferred tax liabilities	118,707	105,374
Net deferred tax liabilities before valuation allowance	$(30,873)	$(54,647)
Valuation Allowance	(21,846)	-
Net deferred tax liabilities after valuation allowance	$(52,719)	(54,647)

Balance sheet classification:
Current deferred tax assets, net	$48,992	$35,065
Non-current deferred tax liabilities, net	(101,711)	(89,712)
Net deferred tax liabilities	$(52,719)	$(54,647)

(a)	See Note 15 for further discussion of the Ohio Reimbursements.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the provision for income taxes and the income to which it relates for the years ended December 31, 2012, 2011 and 2010, were as follows (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Income (loss) before income taxes:
Domestic	$214,463	$225,351	$182,292
Foreign	(28,143)	(7,825)	2,221
Income before income taxes	186,320	217,526	184,513
Current provision:
Federal	$81,756	$51,613	$56,215
Foreign	603	440	106
State and local	5,818	4,744	4,106
Total current provision for income taxes	88,177	56,797	60,427
Deferred provision (benefit):
Federal	$(8,031)	$27,475	$7,700
Foreign	4,811	(2,998)	1,053
State and local	(301)	1,086	89
Total deferred provision for income taxes	(3,521)	25,563	8,842
Total provision for income taxes	$84,656	$82,360	$69,269

The Company recognized income tax expense of $84.7 million for the year ended December 31, 2012 compared to income tax expense of $82.4 million for the year ended December 31, 2011. The increase in income tax expense and the effective tax rate for the year ended December 31, 2012 is primarily due to the Mexico Reorganization as noted below and by the tax effect of lower earnings for the year ended December 31, 2012.

The effective tax rate on income differs from the federal statutory rate of 35% for the following reasons (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Tax provision computed at the federal statutory income tax rate	$65,212	$76,134	$64,579
State and local income taxes, net of federal tax benefits	3,587	3,790	2,727
Nondeductible lobbying	865	882	1,039
Foreign tax difference	2,027	587	442
Investment in Subsidiaries	(9,338)	-	-
Change in deferred tax valuation allowance	21,846	-	-
Other	457	967	482
Total provision	$84,656	$82,360	$69,269
Effective tax rate	45.4%	37.9%	37.5%

As of December 31, 2012, the Company had net operating losses totaling $51.5 million related to its Mexico subsidiaries. Mexico allows a ten year carry-forward period, and, if unutilized, these net operating losses will expire in varying amounts beginning in 2018.

The Company performs an evaluation of the recoverability of its deferred tax assets on a quarterly basis. The Company establishes a valuation allowance if it is more-likely-than-not (greater than 50 percent) that all or some portion of the deferred tax asset will not be realized. The Company analyzes several factors, including the nature and frequency of operating losses, the Company’s carry-forward period for any losses, the reversal of future taxable temporary differences, the expected occurrence of future income or loss and the feasibility of available tax planning strategies to protect against the loss of deferred tax assets.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2012, the Company recorded a valuation allowance of $21.8 million, including $12.0 million related to net deferred tax assets at its Mexico-based pawn operations (see Note 4 for further information related to the Mexico Reorganization), $0.5 million related to the net deferred tax asset in Mexico generated by the e-commerce segment, and $9.3 million related to the deferred tax asset associated with the Company’s excess tax basis over its basis for financial reporting purposes in the stock of Creazione.

The aggregate change in the balance of the unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010 is summarized below (dollars in thousands):

	2012	2011	2010
Balance at January 1,	$955	$1,082	$1,021
Effect of change in foreign currency rates	66	(127)	61
Balance at December 31,	$1,021	$955	$1,082

The balance in unrecognized tax benefits relate to pre-acquisition tax matters of Prenda Fácil. As part of the initial acquisition of Creazione, the sellers agreed to reimburse the Company for taxes, penalties and interest that the Company may be required to pay to taxing authorities upon challenge of pre-acquisition tax positions of Prenda Fácil. Accordingly, the Company had recognized a receivable from the sellers for unrecognized tax benefits, including related interest and penalties. The receivable from the sellers was included in “Prepaid expenses and other assets” in the consolidated balance sheets as of December 31, 2012. As a result of the Company’s acquisition of the remaining shares of Creazione in 2012, the Company released the sellers from certain contingent liabilities including any liabilities associated with the pre-acquisition tax matters of Prenda Fácil. As a result, the receivable from the sellers was written off as part of the remaining shares.

The Company believes that it is reasonably possible that the entire amount of its uncertain tax benefits will be recognized in 2013 as a result of the lapse of the statute of limitations. The liability for unrecognized tax benefits, including related interest and penalties, is classified as a non-current liability in the accompanying consolidated balance sheets. The Company has accrued $1.7 million, $1.3 million and $1.3 million of interest and penalties as of December 31, 2012, 2011 and 2010, respectively.

As of December 31, 2012, the Company’s 2009 through 2011 tax years were open to examination by the Internal Revenue Service and major state taxing jurisdictions. The 2007 through 2011 tax years of the Company’s Mexican subsidiaries were open to examination by the Mexican taxing authorities.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    Commitments and Contingencies

Leases

The Company leases certain of its facilities under operating leases with terms ranging from one to 23 years and certain rights to extend for additional periods. Future minimum rentals due under non-cancelable leases are as follows for each of the years ending December 31 (dollars in thousands):

Year	Amount
2013	$52,531
2014	43,774
2015	33,584
2016	26,332
2017	16,913
Thereafter	34,288
Total	$207,422

Rent expense was $55.4 million, $52.2 million and $46.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Guarantees

The Company guarantees consumer loan payment obligations to unrelated third-party lenders through its CSO program and is required to purchase the loan in the event that a customer defaults on the loan. The guarantee represents an obligation to purchase specific loans that go into default. Short-term loans that are guaranteed generally have terms of less than 90 days. Secured auto equity loans that are guaranteed generally have terms up to 42 months. As of December 31, 2012 and 2011, the amount of consumer loans guaranteed by the Company was $64.7 million and $59.4 million, respectively, representing amounts due under consumer loans originated by third-party lenders under the CSO programs. The estimated fair value of the liability related to these guarantees of $3.5 million and $3.1 million as of December 31, 2012 and 2011, respectively, is included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheets.

Litigation

On August 6, 2004, James E. Strong filed a purported class action lawsuit in the State Court of Cobb County, Georgia against Georgia Cash America, Inc., Cash America International, Inc. (together with Georgia Cash America, Inc., “Cash America”), Daniel R. Feehan, and several unnamed officers, directors, owners and “stakeholders” of Cash America. The lawsuit alleges many different causes of action, among the most significant of which is that Cash America made illegal short-term loans in Georgia in violation of Georgia’s usury law, the Georgia Industrial Loan Act and Georgia’s Racketeer Influenced and Corrupt Organizations Act (“RICO”). First National Bank of Brookings, South Dakota (“FNB”) and Community State Bank of Milbank, South Dakota (“CSB”) for some time made loans to Georgia residents through Cash America’s Georgia operating locations. The complaint in this lawsuit claims that Cash America was the true lender with respect to the loans made to Georgia borrowers and that FNB and CSB’s involvement in the process is “a mere subterfuge.” Based on this claim, the suit alleges that Cash America was the “de facto” lender and was illegally operating in Georgia. The complaint seeks unspecified compensatory damages, attorney’s fees, punitive damages and the trebling of any compensatory damages. In November 2009 the case was certified as a class action lawsuit. In August 2011, Cash America filed a motion for summary judgment, and in October 2011, the plaintiffs filed a cross-motion for partial summary judgment. Hearings on the motions were held in October and November 2011, and the trial court entered an order granting summary judgment in favor of Cash America on one of the plaintiff’s claims, denying the remainder of Cash America’s motion and granting the plaintiff’s cross-motion for partial summary judgment. Cash America filed a notice of appeal with the Georgia Court of Appeals in December 2011 on the grant of plaintiff’s partial summary judgment, and on November 6, 2012, the Georgia Court of Appeals

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reversed the trial court’s grant of partial summary judgment to plaintiffs and affirmed the trial court’s denial of Cash America’s motion for summary judgment. Cash America filed a Petition for Certiorari with the Supreme Court of Georgia to appeal the decision of the Georgia Court of Appeals regarding Cash America’s motion for summary judgment on November 26, 2012, which was denied on February 18, 2013. The Company is currently unable to estimate a range of reasonably possible losses, as defined by ASC 450-20-20, Contingencies—Loss Contingencies—Glossary, for this litigation. Cash America believes that the Plaintiffs’ claims in this suit are without merit and is vigorously defending this lawsuit.

The Company is also a defendant in certain routine litigation matters encountered in the ordinary course of its business. Certain of these matters are covered to an extent by insurance. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Voluntary Reimbursements to Ohio Customers

On December 4, 2012, the Company announced a voluntary program to fully reimburse approximately 14,000 Ohio customers for all funds collected, plus interest accrued from the date collected, in connection with legal collections proceedings initiated by the Company in Ohio from January 1, 2008 through December 4, 2012 (the “Ohio Reimbursements”). In 2012, the Company determined that a small number of employees did not prepare certain court documents in many of its Ohio legal collections proceedings in accordance with court rules. In connection with the reimbursement program, for all trial court collections proceedings filed by the Company in Ohio from January 1, 2008 through December 4, 2012, with the exception of one appellate matter, the Company is in the process of filing dismissals, terminating all existing post-judgment collections activities, and requesting to vacate each judgment entered and/or notifying credit reporting bureaus of the vacated judgments, as necessary, for each case.

The Company estimates the cost of the reimbursement program and related expenses will be approximately $13.4 million before taxes and has recorded this amount in “Accounts payable and accrued expenses” in the consolidated balance sheets and in “Operations and administration expense” in the consolidated statements of income for the year ended December 31, 2012.

16.    Equity

Share Repurchases

On January 24, 2013, the Company’s Board of Directors authorized management to purchase up to a total of 2,500,000 shares of the Company’s common stock at management’s discretion in open market transactions and cancelled the Company’s previous share repurchase authorization, which had been in place since January 26, 2011 (the “2011 Authorizations”). Prior to the 2011 Authorization, the Company repurchased its common stock under a share repurchase authorization that had been in place since October 24, 2007. The following table summarizes the aggregate shares purchased under these plans during each of the three years ended December 31:

	Year Ended December 31,
	2012	2011	2010
Shares purchased under 2011 and 2007 authorization	576,064	435,000	385,100
Aggregate amount (in thousands)	$22,509	$19,576	$13,583
Average price paid per share	$39.07	$45.00	$35.27

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Periodically, shares are purchased in the open market on behalf of participants relating to the Company’s nonqualified deferred compensation plans. Certain amounts are subsequently distributed to participants. In January 2012, the Company purchased 1,211 shares of the Company’s common stock from the rabbi trust that held the shares for the Nonqualified Savings Plan, which no longer permits investments in the Company’s common stock. Activities during each of the three years ended December 31 are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2012		2011	2010
Purchases:
Number of shares	108		93	1,552
Aggregate amount	$4		$5	$58

Sales:
Number of shares	1,211	(a)	9	1,727
Aggregate amount	$25		$-	$36

Distributions and transfers to 401(k) savings plan:
Number of shares	-		-	4
Aggregate amount	$-		$-	$-
(a)	Represents shares purchased by the Company from the rabbi trust that held the shares for the Nonqualified Savings Plan.

Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss), after tax, for the years ended December 31, 2012, 2011 and 2010 were as follows (dollars in thousands):

	As of December 31,
	2012	2011	2010
Unrealized derivatives loss, net of tax	$(1)	$(13)	$(111)
Foreign currency translation gain (loss), net of tax	2,875	(6,077)	6,210
Marketable securities unrealized (gain) loss, net of tax	254	(806)	(1,302)
Accumulated other comprehensive income (loss)	$3,128	$(6,896)	$4,797

17.    Employee Benefit Plans

Prior to July 1, 2012, the Cash America International, Inc. 401(k) Savings Plan was open to substantially all U.S. employees. Effective on July 1, 2012, the Enova International, Inc. 401(k) Savings Plan was established and is open to substantially all employees in the Company’s e-commerce segment. The Cash America International, Inc. 401(k) Savings Plan remains open to substantially all other U.S. employees. New employees are automatically enrolled in the applicable 401(k) Savings Plan unless they elect not to participate. The Cash America International, Inc. Nonqualified Savings Plan is available to certain members of management. The Enova International, Inc. Nonqualified Savings Plan was established effective July 1, 2012 and is available in lieu of the Cash America International, Inc. Nonqualified Savings Plan to certain members of management in the Company’s e-commerce segment. Participants may contribute up to 75% of their eligible earnings to the applicable 401(k) Savings Plan, subject to regulatory and other plan restrictions. Nonqualified Savings Plan participants may contribute up to 100% of their annual bonus and up to 50% of their other eligible compensation to the applicable Nonqualified Savings Plan. The Company makes matching cash contributions of 50% of each participant’s contributions, based on participant contributions of up to 5% of eligible compensation. Company contributions vest at the rate of 20% each year after one year of service; thus a

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

participant is 100% vested after five years of service. The Company’s consolidated contributions to the 401(k) Savings Plan and the Nonqualified Savings Plan were $4.7 million, $3.6 million and $2.8 million for the year ended December 31, 2012 and 2011 and 2010, respectively.

In addition to the plans mentioned above, the Company established a Supplemental Executive Retirement Plan (“SERP”) for its officers in 2003. The Company established a separate SERP for officers in the Company’s e-commerce segment in 2012. Under each of these defined contribution plans, the Company makes an annual supplemental cash contribution to each SERP based on the objectives of each plan as approved by the Management Development and Compensation Committee of the Board of Directors. The Company recorded consolidated compensation expense of $1.0 million, $0.9 million and $0.8 million for SERP contributions for the years ended December 31, 2012, 2011 and 2010, respectively.

The Nonqualified Savings Plan and the SERP are nonqualified tax-deferred plans. Benefits under the Nonqualified Savings Plan and SERP are unfunded. As of December 31, 2012, the Company held securities in rabbi trusts to pay benefits under these plans. As of December 31, 2011 and 2010, the rabbi trust for the Cash America International, Inc. 401(k) Savings Plan also held shares of the Company’s common stock. The securities other than Company stock are classified as trading securities and the unrealized gains and losses on these securities are netted with the costs of the plans in “Operations and administration expenses” in the consolidated statements of income. The Company’s common stock held in the Cash America International, Inc. Nonqualified Savings Plan is included in treasury shares.

Amounts included in the consolidated balance sheets relating to the Nonqualified Savings Plan and the SERP were as follows (dollars in thousands):

	As of December 31,
	2012	2011
Prepaid expenses and other assets	$11,347	$8,264
Accounts payable and accrued expenses	12,397	9,192
Other liabilities	581	616
Treasury shares	662	683

18.    Derivative Instruments

The Company periodically uses derivative instruments to manage interest rate risk and foreign currency exchange rate risk.

Prior to 2012, the Company used interest rate cap agreements for the purpose of managing interest rate exposure on its floating rate debt. For derivatives designated as cash flow hedges, the effective portions of changes in the estimated fair value of the derivative are reported in “Accumulated other comprehensive income (loss)” (or “OCI”) and are subsequently reclassified into earnings when the hedged item affects earnings. The change in the estimated fair value of the ineffective portion of the hedge, if any, was recorded as income or expense.

On March 27, 2009, the Company entered into an interest rate cap agreement with a notional amount of $15.0 million to hedge the Company’s outstanding floating rate line of credit for a term of 36 months at a fixed rate of 3.25%.This interest rate contract was determined to be a perfectly effective cash flow hedge, pursuant to ASC 815-20-25, at its inception and on an ongoing basis until its expiration in 2012.

The Company uses forward currency exchange contracts to hedge foreign currency risk in the United Kingdom and Australia, and, prior to 2012, in Mexico. The Company’s forward currency exchange contracts are non-designated derivatives. Any gain or loss resulting from these contracts is recorded as income or loss and is included in “Foreign currency transaction (loss) gain” in the Company’s consolidated statements of income.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair values of the Company’s derivative instruments as of December 31, 2012 and 2011 were as follows (dollars in thousands):

		Balance as of December 31,
Assets	Balance Sheet Location	2012		2011
Derivatives designated as hedges:		Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate contracts	Prepaid expenses and other assets	$-	$-	$15,000	$-

Non-designated derivatives:
Forward currency exchange contracts	Prepaid expenses and other assets	$93,813	$(406)	$80,375	$260

The following table presents information on the effect of derivative instruments on the consolidated results of operations and OCI for the years ended December 31, 2012 and 2011 (dollars in thousands):

	Gains (Losses) Recognized in Income		Gains (Losses) Recognized in OCI		Gains (Losses) Reclassified From OCI into Income
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011	2012	2011
Derivatives designated as hedges:
Interest rate contracts	$-	$-	$12	$98	$-	$-
Total	$-	$-	$12	$98	$-	$-
Non-designated derivatives:
Forward currency exchange contracts(a)	$(4,794)	$3,159	$-	$-	$-	$-
Total	$(4,794)	$3,159	$-	$-	$-	$-

(a)	The gains/(losses) shown on these derivatives substantially offset the gain or loss on the hedged portion of foreign intercompany balances.

19.     Stock-Based Compensation

Under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended, (the “2004 Plan”), the Company is authorized to issue 2,700,000 shares of Common Stock pursuant to “Awards” granted as incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, restricted stock units, restricted stock, performance shares, stock appreciation rights or other stock-based awards. Since 2004, restricted stock unit (“RSU”) awards are the only stock-based awards granted under the Plan. As of December 31, 2012, there were 1,743,494 shares available for future grants under the Plan.

Historically, the Company has repurchased its shares on the open market from time to time pursuant to an authorization from the Board of Directors of the Company and held the shares in treasury. The Company reissued those shares upon stock option exercises and upon the issuance of shares when restricted stock units vest under the Company’s stock-based compensation plans. See Note 16 for further discussion of the Company’s share repurchase plans.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2012, 2011 and 2010, the Company received net proceeds totaling $1.8 million, $0.4 million and $2.0 million from the exercise of stock options that were granted under the Company’s previous stock-based compensation plans for 198,900, 48,400 and 204,245 shares, respectively.

The Company received 63,066, 22,339 and 23,330 shares during the years ended December 31, 2012, 2011 and 2010, respectively, of its common stock valued at approximately $2.6 million, $0.9 million and $0.9 million, respectively, as partial payment of taxes for the issuance of shares upon vesting of restricted stock units.

Stock Options

There were no stock options outstanding as of December 31, 2012. A summary of the Company’s stock option activity for each of the years ended December 31, 2012, 2011 and 2010 is as follows:

	Year Ended December 31,
	2012		2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	198,900	$8.95	247,300	$8.83	451,545	$9.29
Exercised	(198,900)	8.95	(48,400)	8.34	(204,245)	9.85
Outstanding at end of year	-	$-	198,900	$8.95	247,300	$8.83
Exercisable at end of year	-	$-	198,900	$8.95	247,300	$8.83

Income tax benefits realized from the exercise of stock options for the years ended December 31, 2012, 2011 and 2010 were $2.2 million, $0.7 million and $1.9 million, respectively, and were recorded as an increase in “Additional paid-in capital” in the consolidated statements of equity.

Restricted Stock Units

The Company has granted RSUs to Company officers, certain employees and to the non-management members of the Board of Directors. RSUs are granted under the 2004 Plan. Each vested RSU entitles the holder to receive a share of the common stock of the Company. For Company officers and certain employees, the shares are to be issued upon vesting of the RSUs or, for certain awards granted to officers, upon the officer’s separation from employment with the Company. For members of the Board of Directors, vested RSUs will be issued upon the director’s separation from the Board with respect to awards granted prior to 2011, and for awards granted during 2011, upon the earlier of vesting or separation from the Board if certain requirements have been satisfied. Vested awards granted to members of the Board of Directors during 2012 will be issued 13 months after the grant date. Certain officers and members of the Board of Directors have elected to defer receipt of shares to be issued under vested RSUs to dates that are later than those described above.

As of December 31, 2012, the outstanding RSUs granted to Company officers and certain employees had original vesting periods ranging from one to 15 years. For executive officers of the Company, a portion of these annual grants vest over time and a portion of these annual grants vest subject to the Company’s achievement of certain performance objectives. With respect to the RSU’s granted to members of the Board of Directors before 2012, one-fourth of the RSUs vest on each of the first four grant date anniversaries, except that after the 360th day following the grant date, any unvested RSUs for directors who have served on the Board of Directors for five or more years will

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

automatically become fully vested if such director’s service with the Board of Directors is terminated. One-twelfth of the RSUs granted to members of the Board of Directors during 2012 vest on the last day of each of the first 12 calendar months beginning with the month in which the awards were granted. For purposes of ASC 718-10-30, Compensation – Stock Compensation – Overall – Initial Measurement, the grant date fair value of each RSU is based on the Company’s closing stock price on the day before the grant date, and the total grant date fair value of performance RSUs is based on the Company’s estimate at the time of the grant of the most probable outcome expected to be achieved. The awards granted to the Company’s executive officers in 2010, 2011 and 2012 contain clawback provisions. The total grant date value of RSU grants is amortized to expense over the vesting periods.

Compensation expense related to RSUs totaling $4.8 million ($3.0 million net of related taxes), $4.9 million ($3.1 million net of related taxes) and $3.8 million ($2.4 million net of related taxes) was recognized for 2012, 2011 and 2010, respectively. Total unrecognized compensation cost related to RSUs as of December 31, 2012 was $10.3 million, which will be recognized over a weighted average vesting period of approximately 2.3 years.

The following table summarizes the RSU activity during 2012, 2011 and 2010:

	Year Ended December 31,
	2012		2011		2010
	Units	Weighted Average Fair Value at Date of Grant	Units	Weighted Average Fair Value at Date of Grant	Units	Weighted Average Fair Value at Date of Grant
Outstanding at beginning of year	710,591	$29.53	596,648	$25.78	546,876	$22.77
Units granted	178,144	43.36	200,819	40.15	162,552	35.70
Shares issued	(108,170)	29.74	(82,982)	28.10	(85,676)	25.26
Units forfeited	(8,243)	41.22	(3,894)	34.44	(27,104)	26.25
Outstanding at end of year	772,322	$32.57	710,591	$29.53	596,648	$25.78
Units vested at end of year	303,781	$24.85	244,897	$24.03	222,529	$23.20

The outstanding RSUs had an aggregate intrinsic value of $30.6 million and the outstanding vested RSUs had an aggregate intrinsic value of $12.1 million as of December 31, 2012.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.    Supplemental Disclosures of Cash Flow Information

The following table sets forth certain cash and non-cash activities for the years ended December 31 (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Cash paid during the year for:
Interest	$22,520	$23,974	$17,648
Income taxes	92,131	43,513	65,974
Non-cash investing and financing activities:
Pawn loans forfeited and transferred to merchandise held for disposition	$350,122	$334,869	$297,045
Pawn loans renewed	279,553	207,661	134,539
Consumer loans renewed	629,516	571,651	416,168
Liabilities assumed in acquisitions	1,207	333	1,602
Fair value of shares paid for acquisition	-	-	10,854
Capitalized interest on software development	-	558	730
Shares received for payment of receivables	383	-	-
Release of minority shareholders from contingent liability	2,758	-	-

21.    Operating Segment Information

The Company has two reportable operating segments: retail services and e-commerce. The retail services segment includes all of the operations of the Company’s Retail Services Division, which is composed of both domestic and foreign storefront locations that offer some or all of the following services: pawn loans, consumer loans, the purchase and sale of merchandise, check cashing and other ancillary services such as money orders, wire transfers, prepaid debit cards, tax filing services and auto insurance. Most of these ancillary services offered in the retail services segment are provided through third-party vendors. The e-commerce segment includes the operations of the Company’s E-Commerce Division, which is composed of the Company’s domestic and foreign online lending channels through which the Company offers consumer loans. In the e-commerce segment, certain administration expenses are allocated between the domestic and foreign components based on the amount of loans written and renewed.

During the first quarter of 2012, the Company changed the presentation of its operating segment information to report corporate operations separately from its retail services and e-commerce segment information. Corporate administrative expense, which was previously allocated to each segment based on personnel expense, is included under the “Corporate” heading in the following tables. For comparison purposes, operations and administration expenses for prior years have been conformed to the current presentation. Corporate operations primarily include corporate expenses, such as legal, occupancy, and other costs related to corporate service functions, such as executive oversight, insurance and risk management, public and government relations, internal audit, treasury, payroll, compliance and licensing, finance, accounting, tax and information systems (except for online lending systems, which are included in the e-commerce segment). Corporate income includes miscellaneous income not directly attributable to the Company’s segments. Corporate assets primarily include: corporate property and equipment, nonqualified savings plan assets, marketable securities, foreign exchange forward contracts and prepaid insurance.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables contain operating segment data for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Year Ended December 31, 2012
Revenue
Pawn loan fees and service charges	$288,161	$12,768	$300,929	$-	$-	$-	$-	$300,929
Proceeds from disposition of merchandise	657,104	46,663	703,767	-	-	-	-	703,767
Consumer loan fees	121,892	-	121,892	332,752	326,876	659,628	-	781,520
Other	9,028	1,209	10,237	1,326	33	1,359	2,618	14,214
Total revenue	1,076,185	60,640	1,136,825	334,078	326,909	660,987	2,618	1,800,430
Cost of revenue
Disposed merchandise	437,099	41,080	478,179	-	-	-	-	478,179
Consumer loan loss provision	29,225	-	29,225	143,006	144,063	287,069	-	316,294
Total cost of revenue	466,324	41,080	507,404	143,006	144,063	287,069	-	794,473
Net revenue	609,861	19,560	629,421	191,072	182,846	373,918	2,618	1,005,957
Expenses
Operations and administration	369,174	44,287	413,461	116,202	118,156	234,358	66,795	714,614
Depreciation and amortization	30,978	16,634	47,612	11,987	1,285	13,272	14,544	75,428
Total expenses	400,152	60,921	461,073	128,189	119,441	247,630	81,339	790,042
Income (loss) from operations	$209,709	$(41,361)	$168,348	$62,883	$63,405	$126,288	$(78,721)	$215,915
Interest Expense	$-	$-	$-	$-	$-	$-	$(29,131)	$(29,131)
Equity in loss of unconsolidated subsidiary	$-	$-	$-	$-	$-	$-	$(295)	$(295)
Provision for income taxes	$77,474	$2,183	$79,657	$16,556	$21,947	$38,503	$(33,504)	$84,656
Expenditures for property and equipment	$43,028	$3,773	$46,801	$15,498	$2,374	$17,872	$14,726	$79,399
As of December 31, 2012
Total assets	$1,031,431	$85,607	$1,117,038	$391,068	$179,554	$570,622	$130,598	$1,818,258
Goodwill			$397,845			$210,371		$608,216

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Year Ended December 31, 2011
Revenue
Pawn loan fees and service charges	$261,829	$20,368	$282,197	$-	$-	$-	$-	$282,197
Proceeds from disposition of merchandise	636,698	52,156	688,854	30	-	30	-	688,884
Consumer loan fees	119,192	-	119,192	254,152	225,302	479,454	-	598,646
Other	11,170	545	11,715	593	286	879	743	13,337
Total revenue	1,028,889	73,069	1,101,958	254,775	225,588	480,363	743	1,583,064
Cost of revenue
Disposed merchandise	405,132	42,462	447,594	23	-	23	-	447,617
Consumer loan loss provision	24,001	-	24,001	90,535	111,152	201,687	-	225,688
Total cost of revenue	429,133	42,462	471,595	90,558	111,152	201,710	-	673,305
Net revenue	599,756	30,607	630,363	164,217	114,436	278,653	743	909,759
Expenses
Operations and administration	339,247	33,604	372,851	88,577	84,544	173,121	65,296	611,268
Depreciation and amortization	26,165	5,871	32,036	10,413	850	11,263	10,850	54,149
Total expenses	365,412	39,475	404,887	98,990	85,394	184,384	76,146	665,417
Income (loss) from operations	$234,344	$(8,868)	$225,476	$65,227	$29,042	$94,269	$(75,403)	$244,342
Interest Expense	$-	$-	$-	$-	$-	$-	$(25,528)	$(25,528)
Equity in loss of unconsolidated subsidiary	$-	$-	$-	$-	$-	$-	$(104)	$(104)
Provision for income taxes	$87,940	$(5,187)	$82,753	$18,611	$9,474	$28,085	$(28,478)	$82,360
Expenditures for property and equipment	$39,038	$8,345	$47,383	$13,866	$1,207	$15,073	$12,593	$75,049
As of December 31, 2011
Total assets	$941,801	$117,470	$1,059,271	$352,244	$135,774	$488,018	$126,960	$1,674,249
Goodwill			$352,439			$210,282		$562,721

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Retail Services			E-Commerce
	Domestic	Foreign	Total	Domestic	Foreign	Total	Corporate	Consolidated
Year Ended December 31, 2010
Revenue
Pawn loan fees and service charges	$221,335	$22,378	$243,713	$-	$-	$-	$-	$243,713
Proceeds from disposition of merchandise	534,878	53,312	588,190	-	-	-	-	588,190
Consumer loan fees	113,973	-	113,973	275,036	101,943	376,979	-	490,952
Other	10,875	303	11,178	1,259	79	1,338	1,679	14,195
Total revenue	881,061	75,993	957,054	276,295	102,022	378,317	1,679	1,337,050
Cost of revenue
Disposed merchandise	338,756	43,711	382,467	-	-	-	-	382,467
Consumer loan loss provision	17,437	-	17,437	116,246	48,711	164,957	-	182,394
Total cost of revenue	356,193	43,711	399,904	116,246	48,711	164,957	-	564,861
Net revenue	524,868	32,282	557,150	160,049	53,311	213,360	1,679	772,189
Expenses
Operations and administration	304,467	25,295	329,762	93,928	42,242	136,170	55,202	521,134
Depreciation and amortization	21,771	5,525	27,296	8,283	276	8,559	8,068	43,923
Total expenses	326,238	30,820	357,058	102,211	42,518	144,729	63,270	565,057
Income (loss) from operations	$198,630	$1,462	$200,092	$57,838	$10,793	$68,631	$(61,591)	$207,132
Interest Expense	$-	$-	$-	$-	$-	$-	$(22,345)	$(22,345)
Equity in loss of unconsolidated subsidiary	$-	$-	$-	$-	$-	$-	$(136)	$(136)
Provision for income taxes	$73,257	$(847)	$72,410	$15,148	$3,274	$18,422	$(21,563)	$69,269
Expenditures for property and equipment	$24,943	$6,259	$31,202	$9,710	$2,977	$12,687	$15,808	$59,697
As of December 31, 2010
Total assets	808,445	123,044	931,489	312,642	61,804	374,446	121,251	1,427,186
Goodwill			333,042			210,282		543,324

Geographic Information

The following table presents the Company’s revenue and long-lived assets by geographic region for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenue
United States	$1,412,881	$1,284,407	$1,159,035
Mexico	60,678	73,069	75,993
United Kingdom	308,464	211,915	96,222
Other foreign countries	18,407	13,673	5,800
Total revenue	$1,800,430	$1,583,064	$1,337,050

	As of December 31,
Long-lived assets	2012	2011
United States	$254,809	$233,052
Mexico	6,962	13,377
Total long-lived assets	$261,771	$246,429

With respect to the e-commerce segment, the operations for the Company’s domestic and foreign channels are primarily located within the United States, and the value of any long-lived assets located outside of the United States is immaterial.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.    Fair Value Measurements

Recurring Fair Value Measurements

In accordance with ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), certain of the Company’s assets and liabilities, which are carried at fair value, are classified in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2012 and 2011 are as follows (dollars in thousands):

	December 31,	Fair Value Measurements Using
	2012	Level 1	Level 2	Level 3
Financial assets (liabilities):
Interest rate contracts	$-	$-	$-	$-
Forward currency exchange contracts	(406)	-	(406)	-
Nonqualified savings plan assets (a)	11,347	11,347	-	-
Marketable securities(b)	6,042	6,042	-	-
Total	$16,983	$17,389	$(406)	$-
	December 31,	Fair Value Measurements Using
	2011	Level 1	Level 2	Level 3
Financial assets (liabilities):
Forward currency exchange contracts	260	-	260	-
Nonqualified savings plan assets (a)	8,264	8,264	-	-
Marketable securities(b)	4,412	4,412	-	-
Total	$12,936	$12,676	$260	$-

(a)	The nonqualified savings plan assets have an offsetting liability of equal amount, which is included in “Accounts payable and accrued expenses” in the Company’s consolidated balance sheets.
(b)

Cumulative unrealized total gains/(losses), net of tax, on these equity securities of $0.3 million and ($0.8) million as of December 31, 2012 and 2011, respectively, are recorded in “Accumulated other comprehensive income (loss)” in the Company’s consolidated statements of equity.

The Company measures the fair value of its forward currency exchange contracts under Level 2 inputs as defined by ASC 820-10. For these forward currency exchange contracts, standard valuation models are used to determine fair value. The significant inputs used in these models are derived from observable market transactions. During the year ended December 31, 2012 and 2011, there were no transfers of assets in or out of Level 1 or Level 2 fair value measurements.

Fair Value Measurements on a Non-Recurring Basis

The Company measures non-financial assets and liabilities such as property and equipment and intangible assets at fair value on a nonrecurring basis or when events or circumstances indicate that the carrying amount of the assets may be impaired. During the third quarter of 2012, the Company announced the Mexico Reorganization. See Note 4 for further information related to this reorganization. The Mexico Reorganization was considered a triggering event for purposes of impairment testing of the retail services segment. The Company tested property and equipment and intangible assets for impairment following the approval of the reorganization plan by the Company’s Board of

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Directors. The results of the Company’s testing indicated that the carrying value of certain property and equipment exceeded the future cash flows associated with these assets. The results of the Company’s testing of certain intangible assets indicated that the carrying value of these intangible assets exceeded their fair value. As a result, during the year ended December 31, 2012, the Company recognized impairment charges and losses on property and equipment, indefinite-lived intangible assets and other intangible assets related to its Mexico operations of $7.5 million (consisting of $6.0 million of impairment charges recognized in the third quarter of 2012 and $1.5 million of losses on disposition incurred in the fourth quarter of 2012), $2.5 million and $2.6 million, respectively, all of which are included in “Depreciation and amortization expenses” in the consolidated statements of income. The fair value measurements of property and equipment and intangible assets are considered Level 3 in the fair value hierarchy, as they are based on management’s judgments about future cash flows.

Following the announcement of the Mexico Reorganization, the Company also evaluated goodwill in the retail services segment and noted no impairment.

Financial Assets and Liabilities Not Measured at Fair Value

The Company’s financial assets and liabilities as of December 31, 2012 and 2011 that are not measured at fair value in the consolidated balance sheets are as follows (dollars in thousands):

	Carrying Value	Estimated Fair Value
	December 31,	December 31,	Fair Value Measurement Using
	2012	2012	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$63,134	$63,134	$63,134	$-	$-
Pawn loans	244,640	244,640	-	-	244,640
Consumer loans, net	289,418	289,418	-	-	289,418
Pawn loan fees and service charges receivable	48,991	48,991	-	-	48,991
Total	$646,183	$646,183	$63,134	$-	$583,049
Financial liabilities:
Domestic and Multi-currency Line of credit	$301,011	$309,969	$-	$309,969	$-
Senior unsecured notes	167,122	165,961	-	165,961	-
2009 Convertible Notes	110,197	186,300	-	186,300	-
Total	$578,330	$662,230	$-	$662,230	$-

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Carrying Value	Estimated Fair Value
	December 31,	December 31,	Fair Value Measurement Using
	2011	2011	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$62,542	$62,542	$62,542	$-	$-
Pawn loans	253,519	253,519	-	-	253,519
Consumer loans, net	222,778	222,778	-	-	222,778
Pawn loan fees and service charges receivable	48,003	48,003	-	-	48,003
Total	$586,842	$586,842	$62,542	$-	$524,300
Financial liabilities:
Domestic and Multi-currency Line of credit	$280,839	$291,983	$-	$291,983	$-
Senior unsecured notes	149,394	147,721	-	147,721	-
2009 Convertible Notes	107,058	220,642	-	220,642	-
Total	$537,291	$660,346	$-	$660,346	$-

Cash and cash equivalents bear interest at market rates and have maturities of less than 90 days.

Pawn loans generally have maturity periods of less than 90 days. If a pawn loan defaults, the Company disposes of the collateral. Historically, collateral has sold for an amount in excess of the principal amount of the loan.

Consumer loans are carried in the consolidated balance sheet net of the allowance for estimated loan losses, which is calculated by applying historical loss rates combined with recent default trends to the gross consumer loan balance. The unobservable inputs used to calculate the carrying value of consumer loans include historical loss rates and recent default trends. Consumer loans have relatively short maturity periods that are generally 12 months or less.

Pawn loan fees and service charges receivable are accrued ratably over the term of the loan based on the portion of these pawn loans deemed collectible. The Company uses historical performance data to determine collectability of pawn loan fees and service charges receivable. Additionally, pawn loan fee and service charge rates are determined by regulations and bear no valuation relationship to the capital markets’ interest rate movements.

The Company measures the fair value of long-term debt instruments using Level 2 inputs. The fair values of the Company’s long-term debt instruments are estimated based on market values for debt issues with similar characteristics or rates currently available for debt with similar terms. As of December 31, 2012, the Company’s Domestic and Multi-currency Line of credit had a higher fair market value than the carrying value due to the difference in yield when compared to recent issuances of similar types of credit. As of December 31, 2012, the Company’s senior unsecured notes had a lower fair market value than the carrying value due to the difference in yield when compared to recent issuances of similar senior unsecured notes. As of December 31, 2012, the 2009 Convertible Notes had a higher fair value than carrying value due to the Company’s stock price as of each period presented above exceeding the applicable conversion price for the 2009 Convertible Notes, thereby increasing the value of the instrument for bondholders.

23.    Quarterly Financial Data (Unaudited)

        The Company’s operations are subject to seasonal fluctuations. Net income tends to be highest during the first and fourth calendar quarters. The first quarters benefit from the heavy repayment of pawn loans and consumer loans plus the associated interest and fees on both with tax refund proceeds received by customers in the first quarter each year, and an increase in merchandise disposition activities. The fourth quarter benefits from the seasonally highest

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

levels of pawn loans and consumer loan balances and merchandise dispositions activities associated with the holiday season. The following is a summary of the quarterly results of operations for the years ended December 31, 2012 and 2011 (dollars in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012
Total revenue	$457,488	$411,644	$439,694	$491,604
Cost of revenue	200,704	178,036	191,217	224,516
Net revenue	256,784	233,608	248,477	267,088
Net income attributable to Cash America International, Inc.(b)	41,467	29,820	11,703	24,480
Diluted net income per share (a)	$1.30	$0.94	$0.37	$0.79

Diluted weighted average common shares	31,912	31,822	31,375	30,884

2011
Total revenue	$364,864	$345,939	$398,304	$473,957
Cost of revenue	148,736	136,091	162,850	225,628
Net revenue	216,128	209,848	235,454	248,329
Net income attributable to Cash America International, Inc.	36,378	26,981	34,777	37,827
Diluted net income per share (a)	$1.13	$0.84	$1.08	$1.18

Diluted weighted average common shares	32,060	31,994	32,248	32,059

(a)

The sum of the quarterly net income per share amounts may not total to each full year amount presented in the Company’s financial statements because these computations are made independently for each quarter and for the full year and take into account the weighted average number of common shares outstanding for each period, including the effect of dilutive securities for that period.

(b)

Net income attributable to Cash America International, Inc. for the third and fourth quarter of 2012 did not follow the normal seasonal trend due to the expenses recognized in connection with the Mexico Reorganization and the Ohio Reimbursements. See Notes 4 and 15.

24.    Withdrawal of Proposed Initial Public Offering of Enova International, Inc.

On September 15, 2011, Enova, a wholly-owned subsidiary of the Company that comprises its e-commerce segment, filed a registration statement on Form S-1 (“Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with a proposed initial public offering (“IPO”) of its common stock. On July 25, 2012, Enova filed an Application for Withdrawal of Registration Statement with the SEC to withdraw its Registration Statement, together with all exhibits and amendments. The Registration Statement had not been declared effective by the SEC, and no securities have been sold in connection with the offering pursuant to the Registration Statement.

During the year ended December 31, 2012, expenses that were previously capitalized totaling $3.9 million were recognized in earnings due to the withdrawal of the Registration Statement and are included in “Operations and administration expenses” in the consolidated statements of income.

25.    Subsequent Events

On January 24, 2013, the Board of Directors authorized the Company’s repurchase of up to 2,500,000 shares of its common stock. The share repurchase authorization does not have an expiration date, and the amount and prices paid for any future share purchases under the new authorization will be based on market conditions and other factors at the time of the purchase. Repurchases under the share repurchase program will be made through open market

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purchases or private transactions, in accordance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This new authorization cancelled and replaced a previous authorization approved by the Board of Directors in 2011 to purchase up to 2,500,000 shares of common stock.

26.    5.75% Senior Notes due 2018

On May 15, 2013, the Company issued and sold $300.0 million in aggregate principal amount of 5.75% Senior Notes due 2018 (the “2018 Senior Notes”). The Company offered and sold the 2018 Senior Notes to initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers then resold the 2018 Senior Notes pursuant to the exemptions from registration under the Securities Act in reliance on Rule 144A and Regulation S. The 2018 Senior Notes bear interest at a rate of 5.75% annually on the principal amount of the 2018 Senior Notes, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The 2018 Senior Notes will mature on May 15, 2018. The 2018 Senior Notes are senior unsecured debt obligations of the Company and are guaranteed by all of the Company’s direct and indirect subsidiaries which were formed in the United States and one of its foreign subsidiaries (the “Guarantors”).

The 2018 Senior Notes are redeemable at the Company’s option, in whole or in part, at any time at 100% of the aggregate principal amount of 2018 Senior Notes redeemed plus the applicable “make whole” redemption price specified in the Indenture that governs the 2018 Senior Notes (the “2018 Senior Notes Indenture”), plus accrued and unpaid interest, if any, to the redemption date. In addition, if a change of control occurs, as that term is defined in the 2018 Senior Notes Indenture, the holders of 2018 Senior Notes will have the right, subject to certain conditions, to require the Company to repurchase their 2018 Senior Notes at a purchase price equal to 101% of the aggregate principal amount of 2018 Senior Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase.

In addition, on May 15, 2013, the Company entered into a registration rights agreement with the initial purchasers of the 2018 Senior Notes (the “Registration Rights Agreement”), pursuant to which the Company agreed to use commercially reasonable efforts to issue in exchange for the 2018 Senior Notes, on or prior to the 270th day following the closing date of the issuance and sale of the 2018 Senior Notes, new notes identical in all material respect to the 2018 Senior Notes registered under the Securities Act. In certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the 2018 Senior Notes. If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the 2018 Senior Notes.

In the second quarter of 2013, the Company used a portion of the net proceeds from the 2018 Senior Notes issuance to repay all outstanding balances under its Domestic and Multi-currency Line, which were $202.0 million on May 15, 2013. The Company used the remaining net proceeds from the issuance to repay other outstanding indebtedness and for general corporate purposes.

In connection with the issuance of the 2018 Senior Notes, the Company incurred debt issuance costs of approximately $8.1 million during the nine months ended September 30, 2013, which primarily consisted of underwriting fees, legal and other professional expenses. These costs are being amortized over a period of five years and are included in “Other assets” in the Company’s consolidated balance sheet.

The Guarantors have guaranteed fully and unconditionally, on a joint and several basis, the obligations to pay principal and interest for the 2018 Senior Notes. Cash America International, Inc. (“Parent Company”), on a stand-alone unconsolidated basis, has no independent assets or operations. The assets and operations of the Parent Company’s non-guarantor subsidiaries, individually and in the aggregate, are minor. There are no significant restrictions on the ability of the Parent Company to receive funds from its subsidiaries through dividends, loans, and advances or otherwise.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27.     Subsequent Events (Unaudited)

Acquisition of 41 pawn lending locations in Texas

In August 2013, the Company completed the acquisition of a chain of pawn lending locations in Texas that included 41 operating locations and the rights to one additional Texas pawn lending location (that was under construction but not open for business at the time of the acquisition), all of which were acquired from TDP Superstores Corp. and operate primarily under the name “Top Dollar Pawn.” The aggregate consideration paid for the acquisition was approximately $103.7 million, including consideration for non-competition covenants. The acquisition price was paid in cash and funded by available cash and through the Company’s line of credit. The Company incurred approximately $0.4 million of acquisition costs related to the acquisition, which were expensed. The activities and goodwill related to this acquisition are included in the results of the Company’s retail services segment.

Pending Acquisition of 34 Pawn Lending Locations in Georgia and North Carolina

In August 2013, the Company signed an asset purchase agreement for the acquisition of substantially all of the assets of a 34-store chain of pawn lending locations in Georgia and North Carolina (31 locations in Georgia and three locations in North Carolina) owned by PawnMart, Inc. and operating primarily under the PawnMart brand in both markets. The Company estimates the aggregate purchase price of the acquisition to be approximately $62.0 million, including consideration for certain non-competition covenants. The purchase price is expected to be paid in cash and funded through borrowings under the Company’s line of credit. The purchase price may be adjusted based on the aggregate value of the pawn loan balance and merchandise inventory balance held by the seller at closing. The closing of the transaction is subject to the satisfaction of certain closing conditions, such as the receipt of certain approvals to be obtained by the seller and its parent company, Xponential, Inc., licensing and the receipt of certain regulatory approvals. If all conditions are satisfied, the closing of the acquisition is expected to occur in the fourth quarter of 2013.

Income Taxes

During 2012, the Company’s Mexico-based pawn operations that operated under the name Prenda Fácil were owned by Creazione. In January 2013, the Company’s Mexico-based pawn operations were sold by Creazione to another wholly-owned subsidiary of the Company, CA Empeños Mexico, S. de R.L. de C.V., and began operating exclusively under the name “Cash America casa de empeño.” The Company is currently in the process of liquidating the remaining assets of Creazione, which are insignificant. In connection with the liquidation of Creazione, the Company intends to claim a deduction on its 2013 federal income tax return for its tax basis in the stock of Creazione and has recognized an income tax benefit of $33.2 million as a result of the deduction. The Company believes that it meets the requirements for this deduction and that it should be treated as an ordinary loss, which will reduce the Company’s cash taxes paid in 2013, and the Company has obtained a Private Letter Ruling from the Internal Revenue Service with respect to one of the various factors that it considered in making this determination. As of December 31, 2012, the Company had recorded an income tax benefit of $9.3 million and an offsetting valuation allowance associated with the Company’s excess tax basis over its basis for financial purposes in the stock of Creazione. During the three months ended March 31, 2013, the Company recorded an additional income tax benefit of $23.9 million associated with its remaining tax basis in the stock of Creazione. In addition, the Company released the valuation allowance recorded in 2012 of $9.3 million and recorded a $33.2 million liability for uncertain tax benefits. Following the receipt of a favorable Private Letter Ruling from the Internal Revenue Service in September of 2013, the Company determined that it met the more-likely-than-not threshold for recording a tax benefit related to the Creazione stock basis deduction and released the $33.2 million liability for uncertain tax benefits during the three months ended September 30, 2013.

During 2013, the statute of limitations expired related to the Mexico tax returns of Creazione for periods before it was acquired by the Company (pre-2008). As a result, in the third quarter of 2013, the Company released reserves established for unrecognized tax benefits of $1.0 million and the related accrued interest and penalties of $1.9 million.

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognized income tax (benefit) expense of ($28.0) million and $12.7 million for the three and nine months ended September 30, 2013, respectively, compared to income tax expense of $25.1 million and $67.5 million for the three and nine months ended September 30, 2012, respectively. The decrease in income tax expense and the effective tax rate of (154.1%) and 9.9% for the three and nine months ended September 30, 2013, respectively, is primarily due to the recognition of the $33.2 million tax benefit associated with the Creazione stock basis deduction and the $1.0 million release of the reserve for uncertain tax benefits related to the Creazione pre-acquisition Mexico tax returns noted above. In addition, the income tax expense for the three and nine months ended September 30, 2012 was negatively impacted by the recognition of a $12.6 million valuation allowance related to the Mexico deferred tax assets of Creazione.

2013 Litigation Settlement

On October 9, 2013, the Company entered into a memorandum of understanding (the “Settlement Memorandum”) to settle an outstanding class action lawsuit that has been ongoing since 2004. See Note 15 for additional details regarding this lawsuit, which was originally filed by James E. Strong in the State Court of Cobb County, Georgia. This case was scheduled to go to trial in November 2013, but on October 9, 2013, the parties agreed to a memorandum of understanding (the “Settlement Memorandum”). Pursuant to the Settlement Memorandum, the parties filed a joint motion containing the full terms of the settlement (the “Settlement Agreement”) to the trial court for approval on October 24, 2013, and the trial court preliminarily approved the Settlement Agreement on November 4, 2013. The Settlement Agreement requires a minimum payment by the Company of $18.0 million and a maximum payment of $36.0 million, to cover class claims (including honorarium payments to the named plaintiffs) and the plaintiffs’ attorneys’ fees and costs (including the costs of claims administration) (the “Class Claims and Costs”), all of which will count towards the aggregate payment for purposes of determining whether the minimum payment has been made or the maximum payment has been reached. The actual payout will depend on the number of claimants who submit claims for payment. If the Company does not pay at least $18.0 million towards the Class Claims and Costs, the Settlement Agreement requires the Company to pay, into a cy pres (non-profit) fund approved by the court, an amount equal to $18.0 million less the aggregate amount the Company pays towards the Class Claims and Costs. In accordance with ASC 855-10-55—Subsequent Events and ASC-20-50, Contingencies, the Company recognized a liability during the third quarter of 2013 in the amount of $18.0 million, which it deems the most probable payment amount. The Company denies all of the material allegations of the lawsuit and denies any and all liability or wrongdoing in connection with the conduct described in the lawsuit. If the Settlement Agreement is not approved by the court, the Company cannot predict the outcome of this litigation.

Consumer Financial Protection Bureau

The Company has been advised by the Enforcement Division of the Consumer Financial Protection Bureau (the “CFPB”) that it is contemplating an enforcement action against the Company for issues self disclosed to the CFPB during its 2012 examination of the Company relating to the improper preparation of certain court documents in connection with collections lawsuits initiated by the Company in Ohio, which were previously disclosed by the Company and for which it implemented a voluntarily reimbursement program for affected customers at an originally estimated cost to the Company of approximately $13.4 million before taxes; the making of a limited number of loans to consumers who may have been members of the military at the time of the loan at rates in excess of the military annual percentage rate permitted by the federal Military Lending Act due in part to system errors, and for which the Company has made refunds of approximately $33,500; and for certain failures to timely provide and preserve records and information in connection with the CFPB’s examination of the Company. The Company has fully cooperated with the CFPB and continues to do so. Currently, the Company is seeking to negotiate a settlement to resolve all pending issues. The Company anticipates that a settlement will require, among other things, the entry of a consent order, the payment of a civil money penalty, the enhancement of certain aspects of the Company’s compliance management programs, the implementation of additional procedures and controls and periodic reporting requirements to the CFPB. There is no certainty that a settlement will be successfully negotiated, or that the consequences of a settlement or an unsettled action will not have a material adverse impact on the Company’s business, results of operations or financial position. Based upon the Company’s assessment of the matter in accordance with ASC 450-20-20, Contingencies—Loss Contingencies—Glossary as of the date of filing this report on Form 10-K, the Company currently expects that the CFPB enforcement action, including any monetary penalties or changes to its business that result from such enforcement action, will not have a material adverse impact on its business, results of operations or financial position.